Exhibit 10.1

I.

Share Purchase Agreement

(herein also referred to as the “Agreement”)

between

1.	the German limited liability company under the name “Cuss-GmbH” Computerunterstützte Sachverständigen Systeme with its legal seat in Langenfeld, Germany, registered in the commercial register of the local court of Düsseldorf, Germany, under HRB 50394,

– such company herein also referred to as the “Seller 1” –

and

2.	the German limited liability company under the name DEKRA Automobil GmbH with its legal seat in Stuttgart, Germany, registered in the commercial register of the local court of Stuttgart, Germany, under HRB 21039,

– such company herein also referred to as the “Seller 2” –

and

3.	the German limited liability company under the name AWG Abfallwirtschaftsgesellschaft mbH with its legal seat in Wuppertal, Germany, registered in the commercial register of the local court of Wuppertal, Germany, under HRB 3827,

– such company herein also referred to as the “Seller 3” –

– all aforementioned companies herein collectively referred to as the “Sellers” or individually a “Seller” –

and

4.	the German limited liability company under the name ArgeMu Holding GmbH with its legal seat in Minden, Germany, registered in the commercial register of the local court of Bad Oeynhausen, Germany, under HRB 10227,

– such company herein also referred to as the “Purchaser” –

and

5.	the Delaware Stock Corporation under the name Solera Holdings, Inc. with its principle address at 15030 Avenue of Science, San Diego, California 92128, U.S.A,

– such company herein also referred to as the “Purchaser’s Guarantor” –

– the Sellers and the Purchaser and Purchaser’s Guarantor herein each also referred to as a “Party” and together as the “Parties” –.

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Definitions

“Accounting Firm”	Section 5.6
“Adjustment Amount”	Section 4.3.1
“Agreement”	Preamble
“Arbitral Award”	Section 17.1
“Audits”	Section 3.1
“Assignment”	Section 20.4
“Authorities”	Section 10.5.1
“Balance Sheet Date”	Section 9.3.1
“Balance Sheets”	Section 9.3.1
“Bank Working Day”	Section 20.2
“Claim”	Section 10.7.1
“Claim Amount”	Section 10.7.3
“Closing Action”, “Closing Actions”	Section 7.3
“Closing Actions I”	Section 7.3.1
“Closing Actions II”	Section 7.3.2
“Closing Conditions I”	Section 6.1
“Closing Day I”	Section 7.1.1
“Closing Day II”	Section 7.1.2
“Company”	Section 1.1
“Competing Business”	Section 15.3.1
“Computer Systems”	Section 9.5.8
“Confidentiality Agreement”	Section 8.2
“Control”	Section 13.1.4
“Consolidated EBITDA”	Section 4.7
“Covered Persons”	Section 10.2
“De Minimis Amount”	Section 10.7.1
“Deferred Purchase Fiscal Year”	Section 3.1
“25% Date”	Section 3.3
“EBITDA Notification”	Section 4.7.5

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“Effective Date”	Section 7.2
“Effective Date Cash”	Section 4.3.5
“Effective Date Financial Debt”	Section 4.3.3
“Effective Date Net Debt”	Section 4.3.2
“Effective Date Working Capital”	Section 4.3.7
“Election Information”	Section 3.2
“Election Period”, “Election Periods”,	Section 3.2
“Election Right”	Section 3.2
“Employee(s)”, “Executive Employee(s)”	Section 9.8.1
“Encumbrance”	Section 9.1.4
“Exercise Notice”	Section 3.1
“German GAAP”	Section 4.7.1
“Group Accounts”	Section 4.7.1
“Intellectual Property Rights”	Section 9.5.1
“Interest Rate”	Section 4.6.1
“KTI”	Section 1.3
“Late Performance”	Section 4.6.2
“Legal Dispute”	Section 9.9
“Liability Cap I”	Section 10.7.3
“Liability Cap II”	Section 10.7.3
“Licensed Intellectual Property Rights”	Section 9.5.1
“Long Stop Date”	Section 8.1
“Material Adverse Effect”	Section 9.4.1
“Material Contracts”	Section 9.4.3
“Minority Shares”	Section 4.2.1
“Negotiation Period”	Section 5.5
“Non-Compete Period”	Section 15.3
“Non-Compete Territory”	Section 15.3
“Notice”	Section 10.3
“Objection Period”	Section 5.3
“Open Source Materials”	Section 9.5.9

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“Owned Intellectual Property Rights”	Section 9.5.1
“Party”, “Parties”	Preamble
“Participating Entities”	Section 4.7.1
“Permit”	Section 9.6.1
“Preliminary Purchase Price II”	Section 4.4
“Pro-rata Interest”	Section 10.11
“Purchase Price I”	Section 4.1.1
“Purchase Price II”	Section 4.1.2
“Purchase Price II Settlement Amount”	Section 4.5.3
“Purchase Price III”	Section 4.1.3
“Purchase Price III Adjustment Year”	Section 3.1
“Purchase Prices”	Section 4.1
“Purchase Price Balance Sheet”	Section 5.1
“Purchase Price Balance Sheet Submission”	Section 5.7.5
“Purchase Price Notification”	Section 5.2
“Purchase Price Settlement”	Section 4.5.1
“Purchaser”	Preamble
“Purchaser Group”	Section 20.4
“Purchaser’s Auditors”	Section 4.7.3
“Purchaser’s Balance Sheet”	Section 5.2
“Purchaser’s Bank Account”	Section 4.5.2
“Purchaser Deferred Election”	Section 3.1
“Purchaser’s Guarantor”	Preamble
“Purchaser’s Representatives”	Section 9.13.1
“Remaining Sellers”	Section 3.1
“Remaining Shares”	Section 3.3
“Remaining Shares Election Date”	Section 3.3
“Remedy Period”	Section 10.2
“Rescission Event”	Section 10.1
“Seller”, “Sellers”, “Seller 1”, “Seller 2”, “Seller 3”	Preamble

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“Seller Deferred Election”	Section 3.1
“Sellers’ Auditor”	Section 4.7.6
“Sellers’ Bank Accounts”	Section 4.4
“Sellers’ Knowledge”	Section 9.11
“Sellers’ Objection”	Section 5.4
“Sellers’ Representatives”	Section 10.12
“Service Provider”	Section 3.3
“Service Provider Shares III”	Section 3.3
“Service Provider Exit Date”	Section 3.3
“Shares”	Section 1.2
“Shares I”	Section 2.3.1
“Shares II”	Section 2.3.2
“Shares III”	Section 2.4
“Statute of Limitation Period”, “Statute of Limitation Periods”	Section 11.1
“Subsidiaries”	Section 1.3
“Subsidiary Balance Sheets”	Section 9.3.5
“Subsidiary Shares”	Section 9.1.5
“Tax”, “Taxes”	Section 12.1
“Tax Authority”, “Tax Authorities”	Section 12.1
“Tax Benefit”	Section 12.3.1
“Tax Liability”, “Tax Liabilities”	Section 12.2
“Tax Proceeding”, “Tax Proceedings”	Section 12.5.1
“Third Party Claim”	Section 10.9
“Waiver”, “Waivers”	Section 7.4
“Warranty Event”	Section 10.2

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List of Schedules

Schedule 1.3	List of Subsidiaries
Schedule 2.3.1	Shares I
Schedule 2.3.2	Shares II
Schedule 2.4	Shares III
Schedule 4.1.3	Adjustment of formula for Purchase Price III
Schedule 4.2.1(a)	Minority Shares
Schedule 4.2.1(b)	Minority Shares not sold to the Company
Schedule 4.2.1(c)	Corporate documents on minority share transfers
Schedule 4.4(a)	Seller’s Bank Account
Schedule 4.4(b)	Confirmation of receipt of Purchase Price I
Schedule 4.4(c)	Pro-rata entitlement of Sellers
Schedule 4.5.2	Purchaser’s Bank Account
Schedule 4.7.1	Allowance policy for trade receivables
Schedule 6.1.2	Agreements to be signed prior to Closing
Schedule 7.3.1.3	Written Confirmation by Purchaser
Schedule 7.3.2.3	Assignment agreement for Shares III
Schedule 8.2	Confidentiality Agreement
Schedule 9.2.3(a)	Changes and amendments to Company’s/Subsidiaries Articles of Association
Schedule 9.2.3(b)	Company’s Articles of Association
Schedule 9.2.4(a)	Deviations from Recordings in commercial register
Schedule 9.2.4(b)	Recordings in the Commercial Register of the Company
Schedule 9.3.1	Balance Sheets
Schedule 9.3.5	Subsidiary Balance Sheets

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Schedule 9.3.7	Liabilities which would have to be shown or accrued for in any balance sheet, or to be disclosed in the notes to any financial statements
Schedule 9.3.8	Proceedings/insolvency, liquidation etc.
Schedule 9.3.10	Corporate guarantees, comfort letters etc.
Schedule 9.4.1	Exemptions to Ordinary Conduct of Business
Schedule 9.4.2	Exemptions from ownership in assets
Schedule 9.4.3	Material Contracts
Schedule 9.4.3.1	Termination of Material Contracts
Schedule 9.4.3.2	Change of control provisions in Material Contracts
Schedule 9.5.1(a)	Owned Intellectual Property Rights
Schedule 9.5.1(b)	Licensed Intellectual Property Rights
Schedule 9.5.4	Restricted or Disputed Rights Intellectual Property
Schedule 9.5.8(a)	List of Computer Systems not under Company’s Sole Control
Schedule 9.5.8(b)	Outstanding Investments in the Computer System
Schedule 9.5.8(c)	Planned Investments in the Computer System
Schedule 9.5.9	Open Source Software
Schedule 9.6.2	Exemptions from insurances of material risks
Schedule 9.7.2	List of lease agreements
Schedule 9.8.1	List of Employees
Schedule 9.8.2	List of Freelancers
Schedule 9.8.3	Pension or Retirement Schemes
Schedule 9.9	Legal Disputes
Schedule 9.11	Individuals Included by Sellers’ Knowledge Clause
Schedule 20.1.1	Company’s Shareholders approval

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Section 1

Preliminary Statements

1.1	The German limited liability company under the name AUTOonline GmbH Informationssysteme with its legal seat in Neuss, Germany, is registered in the commercial register of the local court of Neuss, Germany, under HRB 8838 with a registered share capital (Stammkapital) in the nominal amount of EUR 110,000.00 (in words: Euro one hundred and ten thousand) (herein also referred to as the “Company”).

1.2	The Sellers are the sole shareholders of the Company and hold the following shares (Geschäftsanteile) in the share capital of the Company (herein together also referred to as the “Shares”):

1.2.1	40,750 shares in the nominal amount of EUR 40,750.00 (in words: Euro forty thousand seven hundred and fifty) held by Seller 1; and

1.2.2	50,950 shares in the nominal amount of EUR 50,950.00 (in words: Euro fifty thousand nine hundred and fifty) held by Seller 2; and

1.2.3	18,300 shares in the nominal amount of EUR 18,300.00 (in words: Euro eighteen thousand three hundred) held by Seller 3.

1.3	The Company holds, directly or indirectly, shares in the companies as set forth in Schedule 1.3. The direct and indirect subsidiaries listed in Schedule 1.3 are – with the exception of the minority interest in KTI Kraftfahrzeugtechnisches Institut und Karosseriewerkstätte Verwaltungs-GmbH (herein also referred to as “KTI”) – collectively referred to as the “Subsidiaries”.

Section 2

Sale and Assignment of Shares I and Shares II

2.1	On the terms and conditions set forth in this Agreement, the Sellers hereby sell to the Purchaser and the Purchaser hereby purchases from the Sellers the Shares (except for the Shares III as defined hereinafter) and, irrespective of the correctness or completeness of Section 1.2, all other shares in the Company they may hold, including all rights and ancillary rights unless expressly provided otherwise in this Section 2.

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2.2	The Parties agree that the Purchaser shall be entitled to any dividends, profits or any other pecuniary claims attributable to the Shares I and the Shares II (as defined hereinafter) for the fiscal year ending on December 31, 2009. No dividends, profits or other pecuniary claims attributable to the Shares for any previous fiscal years shall be distributed to the Sellers.

2.3	The Shares sold pursuant to Section 2.1 shall be, subject to an appropriate split of the Shares in accordance with applicable law to be approved by the shareholder’s meeting of the Company prior to or on Closing Day I (as defined in Section 7.1.1),

2.3.1	the Shares listed in Schedule 2.3.1 with an aggregate nominal amount of EUR 56,100.00 (in words: Euro fifty six thousand one hundred) representing 51% (fifty one percent) of the Company’s share capital (“Shares I”), and

2.3.2	the Shares listed in Schedule 2.3.2 with an aggregate nominal amount of EUR 37,400.00 (in words: Euro thirty seven thousand four hundred) representing 34% (thirty four percent) of the Company’s share capital (“Shares II”).

2.4	The remaining shares with an aggregate nominal amount of EUR 16,500.00 (in words: Euro sixteen thousand five hundred) representing 15% (fifteen percent) of the Company’s share capital as shown in Schedule 2.4 are referred to as “Shares III”.

2.5	Subject to the condition precedent (aufschiebende Bedingung) of the receipt of the Purchase Price I (as defined in Section 4.1.1) and the Preliminary Purchase Price II (as defined in Section 4.4) on the Sellers’ Bank Accounts (as set forth in Schedule 4.4(a)), the Sellers hereby assign to the Purchaser the Shares I and the Shares II including all rights and ancillary rights (as specified in Section 2.2). The Purchaser hereby accepts such conditional assignments.

Section 3

Deferred Purchase of the Shares III

3.1

After the end of the fiscal year ending on June 30, 2012 (the “Deferred Purchase Fiscal Year”), the Sellers owning the Shares III (“Remaining Sellers”) shall individually and not jointly have the right (“Seller Deferred Election”) to require the Purchaser to purchase from such Remaining Seller, and the Purchaser shall have the right (“Purchaser Deferred Election”)

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to require each of the Remaining Sellers to sell to the Purchaser, the Shares III held by such Remaining Seller. The Seller Deferred Election and the Purchaser Deferred Election may be exercised by giving notice (each an “Exercise Notice”) within 45 (forty five) Bank Working Days after the completion of (i) the Company’s audit, (ii) the audit of AUTOonline Otomotiv Bilgi islem Ltd. Sti, Turkey and (iii) the audit of AUTOonline Polska Sp.z.o.o., Poland (together “Audits”) for the Deferred Purchase Fiscal Year. In case the Seller Deferred Election and the Purchaser Deferred Election are not exercised within this time period, the Seller Deferred Election and the Purchaser Deferred Election shall be further deferred, and may be subsequently exercised within 45 (forty five) Bank Working Days after completion of the Audits for each fiscal year following the Deferred Purchase Fiscal Year. The fiscal year completed prior to any exercise of the Seller Deferred Election or the Purchaser Deferred Election under this Section 3.1 or Section 3.2 is hereinafter referred to as the “Purchase Price III Adjustment Year”. The Seller Deferred Election may be exercised by each Remaining Seller as to all (but not less than all) of such Remaining Sellers’ Shares III. The Purchaser Deferred Election may be exercised by the Purchaser against each individual Remaining Seller as to all (but not less than all) of such Remaining Sellers’ Shares III. If the Company’s fiscal year is not changed from December 31 to June 30 prior to June 30, 2012, then the Deferred Purchase Fiscal Year shall be the year ending December 31, 2012.

3.2	Each of the Remaining Sellers and the Purchaser, as the case may be, shall inform the respective other party in writing without undue delay of any exercise of its election right pursuant to Section 3.1 (each an “Election Right”). In the event that such information (“Election Information”) is being received by a Remaining Seller or the Purchaser, as the case may be, less than 5 (five) Bank Working Days prior to the termination of any of the aforementioned 45 (forty five) Bank Working Day election periods (each an “Election Period” or collectively “Election Periods”) the Election Period for the respective other party/parties shall be considered not to terminate before the expiry of the 5th (fifth) Bank Working Day after receipt of the Election Information.

3.3	For purposes of this Section 3.3 Kai Siersleben, Gerhard Witte and Nicolas Witte shall each be referred to as a “Service Provider” and each Service Provider’s portion of Seller 1’s Shares III pursuant to the shareholders’ agreement among the shareholders of Seller 1 referenced in Section 6.1.2 of this Agreement shall be referred to as the “Service Provider Shares III”.

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In the event that after the Effective Date (as defined in Section 7.2) and prior to March 31, 2011, in the case of Kai Siersleben and Gerhard Witte, and prior to the end of the Deferred Purchase Fiscal Year in the case of Nicolas Witte, either (i) the consultancy agreement with Kai Siersleben, (ii) the consultancy agreement with Gerhard Witte or (iii) the employment agreement between the Company and Nicolas Witte is terminated by the Service Provider for any reason or by the Company in accordance with Section 3.3 of the consultancy agreement (in the case of Kai Siersleben or Gerhard Witte) or for good cause (in the case of Nicolas Witte) (collectively “Good Reason”), the Election Periods for Seller 1 and the Purchaser relating to the terminated Service Provider Shares III, shall commence immediately after such termination (“Early Election Right”). In case the Company terminates (i) the consultancy agreement with Kai Siersleben, (ii) the consultancy agreement with Gerhard Witte or (iii) the employment agreement between the Company and Nicolas Witte without Good Reason or Kai Siersleben, Gerhard Witte or Nicolas Witte terminate their respective agreements with Good Reason, the Early Election Right as described in the foregoing sentence can only be exercised by Seller 1. If an Early Election Right is exercised, all of the respective Service Provider Shares III held by Seller 1 shall be transferred to the Purchaser in accordance with Section 7.1.2 within 60 (sixty) Bank Working Days after the termination has been notified to the Service Provider or the Company. In those events, the Purchase Price for the terminated Service Provider Shares III shall be 10 (ten) times the Consolidated EBITDA based on the calendar year ending prior to the year of termination.

To the extent no Early Election Right exists or an existing Early Election Right is not exercised with respect to a Service Provider, the respective Service Provider Shares III shall be transferred to the Purchaser in accordance with Section 7.1.2 10 (ten) Bank Working Days after the EBITDA Notification (as defined in Section 4.7.5) for the calendar year ending on December 31, 2010 has become final and binding between the Parties pursuant to Section 4.7.7 below, but no earlier than April 15, 2001 (“Service Provider Exit Date”). In this event, the Purchase Price for the terminated Service Provider Shares III shall be 10 (ten) times the Consolidated EBITDA (as defined in Section 4.7) based on the calendar year ending December 31, 2010.

3.4	Upon the Remaining Sellers exercising the Seller Deferred Election or the Purchaser exercising the Purchaser Deferred Election, the Remaining Sellers and the Purchaser are obligated to agree on the assignment of the Shares III to the Purchaser on Closing Day II (as defined in Section 7.1.2).

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Section 4

Purchase Price

4.1	Purchase Price

The purchase prices for the Shares shall be, subject to the adjustment pursuant to Section 4.3, if any,

4.1.1	for the Shares I an amount of EUR 35,700,000.00 (in words: Euro thirty five million seven hundred thousand) (“Purchase Price I”);

4.1.2	for the Shares II an amount equaling 34% (thirty four percent) of the amount equaling 10 (ten) times the Consolidated EBITDA for the fiscal year ending December 31, 2009 but in no event more than EUR 23,800,000.00 (in words: Euro twenty three million eight hundred thousand) (“Purchase Price II”);

4.1.3	for the Shares III an amount equaling 15% (fifteen percent) of the amount equaling 10 (ten) times the Consolidated EBITDA for the Purchase Price III Adjustment Year or the relevant reference year as stipulated in Section 3.3, as the case may be, provided that with respect to the Shares III owned by Seller 2 the formula shall be adjusted as set forth in Schedule 4.1.3 (“Purchase Price III”).

Purchase Price I, Purchase Price II and Purchase Price III are hereinafter together referred to “Purchase Prices”.

4.2	Minority Buy Out

4.2.1	The shares in the Subsidiaries which are not owned by the Company are set forth in Schedule 4.2.1(a) (such shares, except for the shares in Wertexperten de Mexico SA de CV which company is in liquidation, herein also referred to as the “Minority Shares”). Except as set forth in Schedule 4.2.1(b), they have been duly and validly sold to the Company on the basis of the agreements and the corporate documents as set forth in Schedule 4.2.1(c) for the purchase prices stipulated therein.

4.2.2	If the holders of the Minority Shares are not prepared to transfer their shares in accordance with their agreements, the Parties shall liaise on the right way to handle this issue. The Company shall sue, at the cost of the Sellers, unless the Parties agree otherwise. Section 10.9 shall apply mutatis mutandis.

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If any of the Minority Shares have not been validly transferred to the Company by June 30, 2010, for whatever reason, the Sellers shall pay to the Purchaser until August 1, 2010 (i) an amount as set forth in Schedule 4.2.1(a) as liquidated damages, or (ii) such lower amount equaling the compensation which is paid by the Company to the holders of the Minority Shares for a transfer which is effected no later than 30 (thirty) calendar days from June 30, 2010.

4.2.3	To the extent the purchase prices listed in Schedule 4.2.1(a) have not been paid prior to the Effective Date, the respective amounts will be treated as Effective Date Financial Debt as stipulated in Section 4.3.3.5.

4.3	Purchase Price Adjustment

4.3.1	The Purchase Prices I and II as described in Section 4.1 shall be reduced (i) by the amount, if any, of the Effective Date Net Debt (as defined in Section 4.3.2) and (ii) by the amount, if any, by which the Effective Date Working Capital (as defined in Section 4.3.7) is below an amount of EUR 1,500,000.00 (in words: Euro one Million five hundred thousand), in each case as of the Effective Date (the amounts stipulated in (i) and (ii) together “Adjustment Amount”). No adjustment shall be made if the Effective Date Cash (as defined in Section 4.3.5) exceeds the Effective Date Financial Debt (as defined in Section 4.3.3) or if the Effective Date Working Capital exceeds the amount of EUR 1,500,000.00 (in words: Euro one Million five hundred thousand).

4.3.2	The “Effective Date Net Debt” shall be the amount, if any, by which the Effective Date Financial Debt exceeds the Effective Date Cash.

4.3.3	The “Effective Date Financial Debt” (Finanzverbindlichkeiten) is defined as the aggregate of and including accrued interest thereon until (and including) the Effective Date

4.3.3.1	all debt owed to banks, financial or other similar institutions (Verbindlichkeiten gegenüber Kreditinstituten) within the meaning of sections 298 para. 1 in conjunction with 266 para. 3 lit. C no. 2 of the German Commercial Code (HGB);

4.3.3.2	accruals (Rückstellungen) within the meaning of sections 298 para. 1 in conjunction with 266 para. 3 lit. B of the German Commercial Code (HGB) in relation to (i) pensions and comparable obligations (Rückstellungen für Pensionen und ähnliche Verpflichtungen), (ii) taxes (Steuerrückstellungen) and (iii) bonuses, profit sharing plans and related items;

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4.3.3.3	advance payments received (erhaltene Anzahlungen auf Bestellungen) within the meaning of sections 298 para. 1 in conjunction with 266 para. 3 lit. C no. 3 of the German Commercial Code (HGB);

4.3.3.4	deferred income (passive Rechnungsabgrenzungsposten) within the meaning of sections 298 para. 1 in connection with 266 para. 3 lit. D of the German Commercial Code (HGB);

4.3.3.5	any payment for the Minority Shares which have not been made prior to the Effective Date;

4.3.3.6	any payment for transaction expenses relating to the acquisition of the Minority Shares not to exceed EUR 100,000.00 (in words: Euro hundred thousand), which have not been made prior to the Effective Date;

4.3.4	each as existing at the Effective Date and as reflected in the Binding Purchase Price Balance Sheet (as defined in Section 5), provided, however, that no particular indebtedness shall be taken into account more than once.

4.3.5	The “Effective Date Cash” (Barmittel) is defined as the aggregate of and including accrued interest thereon until (and including) the Effective Date

4.3.5.1	financial assets (Finanzanlagen) within the meaning of sections 298 para. 1 in conjunction with 266 para. 2 lit. A III of the German Commercial Code (HGB) including other loans (sonstige Ausleihungen) within the meaning of sections 298 para. 1 in conjunction with 266 para. 2 lit. A III no. 6 of the German Commercial Code (HGB);

4.3.5.2	cash, checks in hand and credits (Guthaben) with banks, financial or other similar institutions in excess of EUR 200,000.00 (in words: Euro two hundred thousand) within the meaning of sections 298 para. 1 in conjunction with 266 para. 2 lit. B IV of the German Commercial Code (HGB);

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4.3.5.3	trade/local and corporation tax receivables (Gewerbe- und Körperschaftsteuerrückforderungen) and any other trade/local and corporate tax items which are included in other assets (sonstige Vermögensgegenstände) pursuant to section 298 para. 1 in conjunction with 266 para. 2 lit. B II no. 4 of the German Commercial Code (HGB);

4.3.6	each as existing at the Effective Date and as reflected in the Binding Purchase Price Balance Sheet (as defined in Section 5).

4.3.7	The “Effective Date Working Capital” equals the balance of the aggregate amount of the following items (it being understood that, in order to avoid a double counting, items which fall under the definition of Effective Date Financial Debt or Effective Date Cash shall be excluded from the definition of Effective Date Working Capital):

4.3.7.1	trade receivables (Forderungen aus Lieferungen und Leistungen) within the meaning of sections 298 para. 1 in conjunction with 266 para. 2 lit. B II no. 1 of the German Commercial Code (HGB) minus an amount of EUR 150,000.00 (in words: Euro one hundred and fifty thousand) for bad receivables;

4.3.7.2	plus other current assets (sonstige Vermögensgegenstände) within the meaning of section 266 para. 2 lit. B II no. 4 of the German Commercial Code (HGB) to the extent that such assets do not fall under the definition of Effective Date Cash;

4.3.7.3	plus cash, checks in hand and credits (Guthaben) with banks, financial or other similar institutions up to an amount of EUR 200,000.00 (in words: Euro two hundred thousand), within the meaning of sections 298 para. 1 in conjunction with 266 para. 2 lit. B IV of the German Commercial Code (HGB);

4.3.7.4	plus prepaid expenses (aktive Rechnungsabgrenzungsposten) within the meaning of section 266 para. 2 lit. C of the German Commercial Code (HGB);

4.3.7.5	minus accruals (Rückstellungen) within the meaning of sections 298 para. 1 in connection with 266 para. 3 lit. B of the German Commercial Code (HGB), to the extent that such accruals and provisions do not fall under the definition of Effective Date Financial Debt;

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4.3.7.6	minus trade payables (Verbindlichkeiten aus Lieferungen und Leistungen) within the meaning of sections 298 para. 1 in conjunction with 266 para. 3 lit. C no. 4 of the German Commercial Code (HGB);

4.3.7.7	minus liabilities to other long-term investees and investors (Verbindlichkeiten gegenüber Unternehmen, mit denen ein Beteiligungsverhältnis besteht) within the meaning of sections 298 para. 1 in conjunction with 266 para. 3 lit. C no. 7 of the German Commercial Code (HGB), to the extent that such liabilities do not fall under the definition of Effective Date Financial Debt; for the avoidance of doubt, this position has previously been booked into the account “Verbindlichkeiten gegenüber außenstehenden Gesellschaftern”;

4.3.7.8	minus any other liability owing to any third party (sonstige Verbindlichkeiten) within the meaning of section 266 para. 3 lit. C no. 8 of the German Commercial Code (HGB) to the extent that such liabilities do not fall under the definition of Effective Date Financial Debt;

each as existing at the Effective Date and as reflected in the Binding Purchase Price Balance Sheet (as defined in Section 5).

4.4	Payment of Purchase Prices

On Closing Day I the Purchase Price I and an amount of EUR 22,100,000.00 (in words: Euro twenty-two million one hundred thousand) (“Preliminary Purchase Price II”), and on Closing Day II the Purchase Price III shall be paid in full by the Purchaser and received by the Sellers the same day in Euros by unconditional and irrevocable wire transfer in immediately available funds, free of any costs and charges imposed by any financial institutions commissioned by the Purchaser, into the bank accounts specified in Schedule 4.4(a) (herein also referred to as the “Sellers’ Bank Accounts”) which have been designated by each of the Sellers.

Upon receipt of the Purchase Price I and the Preliminary Purchase Price II by the Sellers, each of the Sellers shall deliver to the Purchaser a confirmation, substantially in the form set forth in Schedule 4.4(b), stating the due payment of the Purchase Price I and the Preliminary Purchase Price II. This applies mutatis mutandis to the payment of Purchase Price III.

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As between and among the Sellers (im Innenverhältnis), each Seller is entitled to such percentage of any payments to be made by the Purchaser as set forth in Schedule 4.4(c).

4.5	Purchase Price Settlement

4.5.1	If there is an adjustment in accordance with Section 4.3, the Sellers shall pay to the Purchaser an amount equal to the Adjustment Amount (herein also referred to as the “Purchase Price Settlement”).

4.5.2	Any Purchase Price Settlement shall be paid into the Purchaser’s Bank Account (as defined below) free of any costs and charges imposed by any financial institutions commissioned by the Sellers within 3 (three) Bank Working Days after the Purchase Price Balance Sheet has become the Binding Purchase Price Balance Sheet, which shall be final and binding between the Parties pursuant to Section 5.

Any payment by the Sellers under this Agreement shall be effected in Euros by unconditional and irrevocable wire transfer in immediately available funds free of any costs and charges imposed by any financial institutions commissioned by the Sellers into the following bank account of the Purchaser specified in Schedule 4.5.2 (herein also referred to as the “Purchaser’s Bank Account”).

4.5.3	If the Purchase Price II exceeds the Preliminary Purchase Price II, the Purchaser will pay to the Sellers an amount equaling the difference between the Purchase Price II and the Preliminary Purchase Price II, and if the Preliminary Purchase Price II exceeds the Purchase Price II, the Sellers will pay to the Purchaser an amount equaling the difference between the Preliminary Purchase Price II and the Purchase Price II. (“Purchase Price II Settlement Amount”).

4.5.4	The Purchase Price II Settlement Amount shall be paid into the Sellers’ Bank Accounts as described in Section 4.4 or, as the case may be, into the Purchaser’s Bank Account as described in Section 4.5.2, in each case within 3 (three) Bank Working Days after the EBITDA Notification has become final and binding between the Parties pursuant to Section 4.7.7 below.

4.6	Interest or Special Charges for Late Performance (Zinsen, Verzugszinsen)

4.6.1	Any amount payable under the Purchase Price Settlement shall bear interest at the rate of 6% (six percent) per annum (herein also referred to as the “Interest Rate”) from the date hereof until, but not including, the date of payment.

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4.6.2	Any other amount payable under this Agreement (except for those pursuant to Section 4.6.1), including damage payments due to non-compliance with, or delayed performance of the obligations stipulated in this Agreement (herein collectively also referred to as “Late Performance”), which are not effected at their respective due day shall bear interest at a rate of 12% (twelve percent) per annum as of the next day after the respective due day. The entitled Party(ies) may claim from the obliged Party(ies) any further damages incurred by the entitled Party(ies) in connection with any Late Performance (Verzugsschaden) irrespective of any fault (Verschulden) of the obliged Party.

4.7	For the purpose of determining the Purchase Price II and the Purchase Price III, the “Consolidated EBITDA” shall be calculated as the consolidated EBITDA of the Company and the Participating Entities (as defined hereinafter).

4.7.1	The basis of calculation for the Consolidated EBITDA is the group accounts of the Company and the Participating Entities (as defined hereinafter). For purposes of this Agreement, the “Participating Entities” shall mean the companies, partnerships and enterprises (including the Subsidiaries) to be consolidated in accordance with Section 290 et seq. of the German Commercial Code (HGB) (“Group Accounts”) for the relevant financial reporting period. The Group Accounts shall be prepared in accordance with accounting and valuation principles, methods and rules pursuant to Section 242 et seq. of the German Commercial Code (HGB) and the German generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung) (herein also referred to as “German GAAP”) whereby the Subsidiaries shall follow the accounting and valuation principles and rules of the Company in the past. For the purpose of determining the Consolidated EBITDA as a basis for the Purchase Price II Schedule 4.7.1 shall apply uniformly to the accounts of all Participating Entities in order to calculate the allowance for trade receivables (Wertberichtigung). For the purposes of determining the Consolidated EBITDA as a basis for the Purchase Price III, the methodology applied by the Purchaser for the purpose of calculating the allowance for trade receivables (Wertberichtigung) shall be uniformly applied on the last day of the applicable fiscal year or calendar year, as the case may be, and the last day of the prior fiscal year or calendar year, as the case may be.

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4.7.2	The calculation of the Consolidated EBITDA shall be governed by the following main principles which shall be applicable until Closing Date II (as defined in Section 7.1.2 below):

4.7.2.1	Nothing in this Section 4.7.2 shall restrict the Purchaser’s authority to operate the Company’s and the Participating Entities’ business and to make all necessary changes;

4.7.2.2	the Purchaser will use its reasonable endeavors to promote the Company’s and the Participating Entities’ business and not to change the corporate objective (Unternehmensgegenstand) of the Company or the Subsidiaries (as currently in place);

4.7.2.3	the Purchaser shall not take action with the intention of artificially reducing the Consolidated EBITDA; and

4.7.2.4	in the event that, due to changes to the Company’s and the Participating Entities’ business implemented by the Purchaser after the Effective Date related to the corporate objective of the Company or the Participating Entities, revenues and expenses of the Company and the Participating Entities occur outside the Company or the Participating Entities but in the Purchaser Group they shall be included in the Consolidated EBITDA.

4.7.2.5	In addition, the following transactions are to be excluded from the calculation of Consolidated EBITDA:

•	effects, if any, from any purchase accounting of the Purchaser (i.e. income and expenses relating to a purchase price allocation);

•	effects, if any, from financing transactions for the purpose of the acquisition of the Company and the Subsidiaries (e.g. a push down of acquisition debt from the Purchaser to the Company);

•	auditor costs incurred by the Company and the Participating Entities, if any, for the purpose of the calculation of the Consolidated EBITDA.

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4.7.3	The Group Accounts shall be audited by auditors to be appointed by the Company as auditors of the Company upon a nomination by the Purchaser (“Purchaser’s Auditors”) according to German Auditing Standards (Deutsche Prüfungsgrundsätze). If the Group Accounts for any of the reporting periods are not required by German Commercial Law (keine Prüfungspflicht nach HGB), they need not include a consolidated cash flow statement and a consolidated statement of equity according to section 297 para. 1 of the German Commercial Code (HGB), neither do they need to include a Management Discussion and Analysis (Lagebericht) according to section 315 German Commercial Code (HGB). According to the nature of the Group Accounts (audit requirement by German Commercial Law or no such requirement) the auditor will issue an audit opinion (Bestätigungsvermerk) or a special purpose opinion (Bescheinigung).

4.7.4	The Consolidated EBITDA for the respective financial reporting period shall be calculated on the basis of the profit and loss statements of the audited Group Accounts as follows (all items within the meaning of section 275 para. 2 - or para. 3, as the case may be - of the German Commercial Code (HGB), if not specified otherwise):

•	Group profit/loss after minority interest (Konzern-Jahresüberschuss/-fehlbetrag);

•	plus transferred profits or assumed losses pursuant to profit and loss transfer agreements, if any;

•

plus minority interest, provided, however, that (i) the respective Minority Shares are transferred in accordance with the stipulations of the agreements in Schedule 4.2.1(c) or (ii) a sale of shares by the Company or the Subsidiaries after the Effective Date occurs;

•	plus all transaction fees, costs and expenses for the acquisition of the Minority Shares;

•	plus Taxes on income (Steuern vom Einkommen und vom Ertrag);

•	plus one time extraordinary expenses of a non-recurring nature (Außerordentliche Aufwendungen);

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•	minus one time extraordinary income of a non-recurring nature (Außerordentliche Erträge);

•	plus interest and similar expenses (Zinsen und ähnliche Aufwendungen);

•	plus write-offs on financial assets and securities included in current assets (Abschreibungen auf Finanzanlagen und Wertpapiere des Umlaufvermögens);

•	minus other interest and similar income (Sonstige Zinsen und ähnliche Erträge);

•	minus income from other securities and loans included in fixed assets (Erträge aus anderen Wertpapieren und Ausleihungen des Finanzanlagevermögens);

•	minus income from participations or associated companies (Erträge aus Beteiligungen oder assoziierten Unternehmen);

•	plus expenses relating to participations or associated companies (Aufwendungen aus Beteiligungen oder assoziierten Unternehmen);

•

plus depreciation/amortisation; if the profit and loss amounts are prepared according to section 275 para. 3 German Commercial Code (HGB), the amount for depreciation/amortization is to be determined separately.

4.7.5	On the basis of the audited Group Accounts, the Purchaser shall calculate the Consolidated EBITDA according to the provisions above and deliver to the Sellers its calculation of the Consolidated EBITDA together with the audited Group Accounts (hereinafter “EBITDA Notification”) no later than 30 (thirty) Bank Working Days after the respective audited Group Accounts have been completed.

4.7.6

The Sellers have the right to review the Purchaser’s calculation of the Consolidated EBITDA and the audited Group Accounts within 30 (thirty) Bank Working Days after receipt of the EBITDA Notification. For the purpose of such review, a representative of the Sellers and/or an auditor to be appointed by all Sellers (hereinafter “Sellers’ Auditor”), shall be granted access to the relevant personnel, to books and records of the Company and its Subsidiaries according to section 320 of the German Commercial Code (HGB). The Sellers’ Auditor shall also be

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granted access to the auditor of the respective Group Accounts in the course of the audit of the respective Group Accounts. The Sellers’ Auditor has a right to review the Group Accounts together with the work papers used in the preparation thereof and such other relevant information related to such Group Accounts as reasonably requested by the Sellers’ Auditor.

4.7.7	If in the opinion of all Sellers, the calculation of the Consolidated EBITDA as contained in the EBITDA Notification was not prepared pursuant to Section 4.7, Sections 5.4 through 5.10 shall apply mutatis mutandis.

Section 5

Purchase Price Balance Sheet

5.1	The “Purchase Price Balance Sheet” shall mean the compilation of consolidated balance sheet items of the Company and the Subsidiaries to be consolidated in accordance with Section 290 et seq. of the German Commercial Code (HGB) as at the Effective Date. The Purchase Price Balance Sheet shall be prepared in accordance with accounting and valuation principles, methods and rules pursuant to Section 242 et seq. of the German Commercial Code (HGB) and German GAAP whereby the Subsidiaries shall follow the accounting and valuation principles and rules of the Company in the past. For the avoidance of doubt, Schedule 4.7.1 shall not apply for the purpose of the Purchase Price Balance Sheet. The amount for allowances on trade receivables (Einzelwertberichtigungen and Pauschalwertberichtigungen) within the meaning of sections 298 para. 1 in conjunction with section 266 para. 2 lit. B II no. 1 of the German Commercial Code (HGB) shall be fixed to the amount of EUR 168,881.00 (in words: Euro one hundred sixty eight thousand eight hundred eighty one) as per July 31, 2009, it being understood that an additional allowance in the amount of EUR 150,000.00 (in words: Euro one hundred fifty thousand) shall be included as set forth in Section 4.3.7.1. The Purchase Price Balance Sheet, after it has become final and binding according to this Section 5, shall exclusively serve the purpose of determining the Purchase Price Settlement.

5.2	No later than 90 (ninety) Bank Working Days after the Effective Date, the Purchaser shall submit a Purchase Price Balance Sheet (herein also referred to as the “Purchaser’s Balance Sheet”) to the Sellers (herein also referred to as the “Purchase Price Notification”). Upon the Sellers’ request the Purchaser shall have Kai Siersleben inform the Sellers about material issues arising in drawing up the Purchaser’s Balance Sheet, if any.

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5.3	The Sellers may review the Purchaser’s Balance Sheet within a period of 30 (thirty) Bank Working Days as from the receipt by the Sellers of the Purchaser’s Balance Sheet (herein also referred to as the “Objection Period”) as to whether the Purchaser’s Balance Sheet was prepared pursuant to Section 5.1. For this purpose the Sellers have the information rights set forth in Section 4.7.6.

5.4	If in the opinion of the Sellers, the Purchaser’s Balance Sheet was not prepared pursuant to Section 5.1 above, the Sellers shall notify the Purchaser of this objection (herein also referred to as the “Sellers’ Objection”) within the Objection Period. The Sellers’ Objection shall include a detailed statement by the Sellers’ Auditor which balance sheet items of the Purchaser’s Balance Sheet are allegedly not in compliance with the principles and methods pursuant to Section 5.1 and a suggestion of how and why it should be corrected. If the Purchaser receives such a Sellers’ Objection within the Objection Period, Section 5.5 below shall apply. If the Purchaser does not receive such a Sellers’ Objection within the Objection Period, the Purchaser’s Balance Sheet shall be the Binding Purchase Price Balance Sheet upon the expiration of the Objection Period.

5.5	Within a period of 30 (thirty) Bank Working Days as from the receipt of the Sellers’ Objection by the Purchaser (herein also referred to as the “Negotiation Period”), the Sellers and the Purchaser shall negotiate in good faith to agree on a Purchase Price Balance Sheet. If the Sellers and the Purchaser agree on a Purchase Price Balance Sheet within the Negotiation Period and if the Sellers and the Purchaser confirm such agreement by means of signing the agreed Purchase Price Balance Sheet, such signed Purchase Price Balance Sheet shall be the Binding Purchase Price Balance Sheet upon the earlier of (i) the expiration of a period of 5 (five) Bank Working Days after such signing or (ii) the expiration of the Negotiation Period. If the Sellers and the Purchaser do not agree on a Purchase Price Balance Sheet within the Negotiation Period and/or if the Sellers and the Purchaser do not confirm such agreement by means of signing the agreed Purchase Price Balance Sheet, Section 5.6 below shall apply.

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5.6	Within a period of 2 (two) weeks after the expiration of the Negotiation Period, the Sellers and the Purchaser may each request the appointment of an independent international accounting firm (Wirtschaftsprüfungsgesellschaft) (the “Accounting Firm”) which shall settle the matters raised in the Sellers’ Objection and prepare, on the basis of the undisputed balance sheet items of the Purchase Price Balance Sheet a new draft of the Purchase Price Balance Sheet pursuant to Section 5.1 above. If there is no such a request within such 2 (two) week period, the Purchaser’s Balance Sheet shall be the Binding Purchase Price Balance Sheet upon the expiration of such two week period. If there is such a request within such period of 2 (two) weeks, Section 5.7 below shall apply. The Accounting Firm shall be KPMG AG Wirtschaftsprüfungsgesellschaft, Germany, if the Sellers and the Purchaser do not agree on another accounting firm within a period of 2 (two) weeks from the date of the receipt of the request.

5.7	The Sellers and the Purchaser shall jointly instruct the Accounting Firm without undue delay to prepare a Purchase Price Balance Sheet pursuant to Section 5.1 above which shall also be binding for and between the Sellers and the Purchaser on the following terms and conditions:

5.7.1	The Accounting Firm shall prepare the Purchase Price Balance Sheet as an expert (Schiedsgutachter) and not as an arbitrator (Schiedsrichter) within a period of 4 (four) weeks after its instruction; and

5.7.2	the Accounting Firm shall hear the Sellers and the Purchaser as well as the Auditor and the Purchaser’s Auditor (Anhörungsrecht); and

5.7.3	the Accounting Firm shall also decide on who shall bear the costs of its nomination and the preparation of the Purchase Price Balance Sheet by the Accounting Firm, provided that such costs shall be borne by the Sellers and the Purchaser in accordance with section 91 et seq. German Civil Procedure Code (Zivilprozessordnung = ZPO); and

5.7.4	the provisions of sections 317 through 319 of the German Civil Code (BGB) shall not apply; and

5.7.5	as soon as the Accounting Firm has prepared the Purchase Price Balance Sheet and has decided on who shall bear the costs, the Accounting Firm shall submit the Purchase Price Balance Sheet prepared by it together with its decision on who shall bear the costs to the Sellers and the Purchaser on the same day (herein also referred to as the “Purchase Price Balance Sheet Submission”).

5.8	The Purchase Price Balance Sheet prepared by the Accounting Firm shall be the Binding Purchase Price Balance Sheet upon the expiration of a period of 5 (five) Bank Working Days as from the Purchase Price Balance Sheet Submission.

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5.9	If the Accounting Firm refuses the instruction referred to in Section 5.7 above, Section 5.6 above shall apply mutatis mutandis, provided that the period of 2 (two) weeks shall be calculated from the day on which the Accounting Firm refuses such instruction.

5.10	The Binding Purchase Price Balance Sheet shall not be subject to any amendments. In particular, but without limitation, the Binding Purchase Price Balance Sheet shall not be amended due to or in connection with any changes regarding generally accepted accounting principles, in particular, but without limitation, the German Commercial Code (HGB), or any external tax audit by tax authorities (steuerliche Außenprüfung), any revocation (Aufhebungen) or amendment (Änderungen) of tax notices (Steuerbescheiden) and of any other tax determinations (Steuerfestsetzungen) any other fiscal measures.

Section 6

Closing Conditions

6.1	“Closing Conditions I” for Closing Day I shall be the following conditions precedent (aufschiebende Bedingungen):

6.1.1	[intentionally left blank]

6.1.2	The following contracts and agreements have been or will be entered into by the Company in the form as attached hereto as Schedule 6.1.2 and are in full force and effect on the Closing Day I and have not been terminated: (i) The employment contract with Kai Siersleben as managing director of the Company, (ii) the consultancy agreements with Gerhard Witte and Kai Siersleben, (iii) the customer contract with Seller 2, (iv) the customer contract with Control€xpert GmbH, Langenfeld, Germany, (v) the shareholder agreement between the shareholders of Seller 1 and (vi) the non compete and non solicitation agreement between the Company and Nicolas Witte.

6.1.3	Until the Closing Day I there have not been

(i) events which have adverse effects on the assets, financial conditions, results or operations, prospects or business operations of the Company and/or its Subsidiaries, excluding the following: (a) changes generally affecting any

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industry or market in which the Company (including its Subsidiaries) operates, unless disproportionally affecting the business of the Company and/or its Subsidiaries; (b) natural disasters, military actions, sabotage or terrorism which do not cause any material change to assets used by the Company and/or its Subsidiaries; (c) changes in law or interpretations thereof; or (d) changes, events or effects that result from the public announcement of this Agreement;

(ii) Warranty Events (as defined in Section 10.2) irrespective of whether the warranty is given as of the date hereof and/or as of the Effective Date;

which have individually or collectively a negative financial impact on the Company and its Subsidiaries of more than EUR 3,000,000.00 (in words: Euro three million).

6.2	The Sellers shall use their best efforts to satisfy the Closing Condition I as set forth in Section 6.1.2.

6.3	The Purchaser may waive at any time, at its own discretion, any of the Closing Conditions I stipulated in Section 6.1.2 and 6.1.3.

Section 7

Closing Day, Effective Date, Closing Actions

7.1	Closing Day

7.1.1	The Parties shall meet at the offices of Hengeler Mueller, Benrather Str. 18-20, 40213 Düsseldorf, on October 1, 2009 at 10:00 a.m. German time or, if not all conditions have been fulfilled on such date, on the last calendar day of the month in which all of the Closing Conditions set forth in Section 6.1 have been fulfilled or waived, or on such other date or place as agreed upon between the Parties (such day herein also referred to as the “Closing Day I”) to consummate the transactions contemplated on Closing Day I by performing the Closing Actions I (as defined in Section 7.3.1), provided, however, that there shall be a minimum of 3 (three) Bank Working Days between the day on which the last Closing Condition has been fulfilled or waived and the Closing Day I. If the last calendar day of such month is not a Bank Working Day, the Closing Day I shall be the following Bank Working Day.

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7.1.2	Within 10 (ten) Bank Working Days after the Seller Deferred Election or the Purchaser Deferred Election has been exercised, or, in the event of an early transfer pursuant to Section 3.3, on the dates stipulated therein, however, in no event before the 10th (tenth) Bank Working Days after the EBITDA Notification (as defined in Section 4.7.5) has become final and binding between the Parties pursuant to Section 4.7.7, the Remaining Shareholders and the Purchaser shall meet at the offices of Hengeler Mueller, Benrather Str. 18-20, 40213 Düsseldorf, at 10:00 a.m. German time or on such other date or place as agreed upon between the Remaining Shareholders and the Purchaser (such day herein also referred to as the “Closing Day II”) to consummate the transfer of the Shares II by performing the Closing Actions II (as defined in Section 7.3.2).

7.2	Effective Date

The “Effective Date” shall mean October 1, 2009 10:00 a.m. German time, or if Closing Day I is another date, 24:00 (midnight) German time of (i) the Closing Day I or (ii) of the last calendar day of the month preceding the Closing Day I if the Closing has been moved to the next Bank Working Day pursuant to Section 7.1.1, second sentence.

7.3	Closing Actions

On the Closing Days, the Parties shall take the following actions (such action collectively herein also referred to as the “Closing Actions” and each of them a “Closing Action”) in the following order:

7.3.1	On Closing Day I the Parties shall take the following Closing Actions (“Closing Actions I”):

7.3.1.1	Each Party shall submit to the other Parties evidence of the authority of each person executing a document or acting on its behalf regarding any Closing Action; and

7.3.1.2	the Sellers shall provide to the Purchaser evidence of the fulfillment of the Closing Conditions I set forth in Section 6.1.2; and

7.3.1.3

the Purchaser shall deliver to the Sellers written confirmation, such confirmation substantially in the form as set forth in Schedule 7.3.1.3, whether, as of the Closing Day I, the Purchaser is aware of any violation of the Sellers’ Warranties as set forth in Section 9 (it being understood that this statement shall have no

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effect on the Sellers’ obligations and liabilities and shall not preclude the Covered Persons from taking any action, or enforcing any claim, under the Agreement and that it shall not be used by the Sellers as a defence against any claim of the Covered Persons); and

7.3.1.4	the Sellers shall deliver to the Purchaser a written statement that all representations made in Section 9 are true, correct and complete as of the Closing Day I (regardless of whether the statement in Section 9 refers to the day hereof) or, as the case may be, list any discrepancies as of the Closing Day I; and

7.3.1.5	the Sellers shall deliver to the Purchaser a photocopy of the resolution of the shareholder’s meeting of the Company having taken place prior to or on Closing Day I in which the shareholder’s meeting approves the split of the Shares as stipulated in Sections 2.3 and 2.4; and

7.3.1.6	the Purchaser shall pay the Purchase Price I and the Preliminary Purchase Price II to the Sellers to be credited to the Sellers’ Bank Accounts in compliance with Section 4.4 and submit copies of the relevant transfer instructions to the Sellers and the Sellers shall deliver to the Purchaser the confirmation of due payment as set forth in Section 4.4.

7.3.2	On Closing Day II the Parties shall take the following Closing Actions (“Closing Actions II”):

7.3.2.1	Each Party shall submit to the other Parties evidence of the authority of each person executing a document or acting on its behalf regarding any Closing Action; and

7.3.2.2	the Purchaser shall pay the Purchase Price III to the Sellers to be credited to the Sellers’ Bank Accounts in compliance with Section 4.4 and submit copies of the relevant transfer instructions to the Sellers and the Sellers shall deliver to the Purchaser the confirmation of due payment as set forth in Section 4.4;

7.3.2.3	the Parties shall execute the assignment agreement regarding the Shares III in notarized form essentially in the form of Schedule 7.3.2.3.

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7.4	Waiver of Closing Actions

The Sellers (acting jointly) may unilaterally waive the Closing Actions set forth in Sections 7.3.1.1 and 7.3.2.1 (insofar as the Seller is the recipient of the evidence to be provided therein) and Sections 7.3.1.3, 7.3.1.6, and 7.3.2.2 by way of a joint written notice. The Purchaser may unilaterally waive the Closing Actions set forth in Sections 7.3.1.1 and 7.3.2.1 (insofar as the Purchaser is the recipient of the evidence to be provided therein) and Sections 7.3.1.2, 7.3.1.4 and 7.3.1.5. Each of the aforementioned waivers (each herein also referred to as the “Waiver” or collectively, the “Waivers”) shall have the effect that the Closing Action, which has been waived, shall be considered to be fulfilled with effect to all Parties upon receipt of such notice, it being understood, however, that such Waiver shall not affect the right of the waiving Party to claim damages for a breach of any obligation by the respective other Party/Parties under this Agreement.

7.5	Closing Confirmation

The fulfillment or waiver of all Closing Conditions and all Closing Actions shall be confirmed by the Parties in writing on each of the Closing Days referred to in Section 7.1. The Sellers shall procure that immediately after the Purchase Prices referred to in Section 4.1 have been credited to the Sellers’ Bank Accounts the banks shall provide the Sellers with written confirmations by fax of such money receipts and the Sellers shall provide the Purchaser with such confirmations without undue delay after having received such fax confirmations.

Section 8

Non-Fulfillment of Closing Conditions, Rescission Right

8.1	In the event that until December 31, 2009 (herein also referred to as the “Long Stop Date”) not all of the Closing Conditions set forth in Section 6.1 have been fulfilled, the Purchaser shall be entitled to rescind (zurücktreten) this Agreement by a written notice of rescission to the Sellers to be received until January 31, 2010, such rescission to become effective upon receipt of such notice by the Sellers, provided that any setting of any period or any reminder including but not limited to any setting of any period or any reminder within the meaning of section 323 of the German Civil Code (BGB) is not required for such a rescission.

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8.2	The Confidentiality Agreement signed by or on behalf of the Parties a copy of which is attached hereto as Schedule 8.2 (herein also referred to as the “Confidentiality Agreement”) shall not be affected by the rescission.

8.3	Upon rescission of this Agreement pursuant to Section 8.1, each Party is entitled to claim damages from the other Party/Parties for breach of contract in addition to exercising their rescission right.

8.4	The Sellers (acting jointly) shall be entitled to rescind this Agreement also in the event of Non-Payment of the Purchase Price I to the Sellers’ Bank Accounts by the Purchaser on Closing Day I pursuant to Section 4.4. Sections 8.1 through Section 8.3 shall apply mutatis mutandis to such a rescission.

8.5	The Sellers (acting jointly) and/or the Purchaser shall be entitled to rescind this Agreement if it becomes aware of an irrevocable closing impediment (Vollzugshindernis). Sections 8.1 trough Section 8.3 shall apply mutatis mutandis to such a rescission.

8.6	Any right to rescind this Agreement shall be excluded unless expressly provided otherwise in this Agreement.

Section 9

Warranties by the Sellers

Subject to the terms and conditions provided for in this Agreement, in particular as set forth in this Section 9, Section 10 and Section 11, the Sellers jointly and severally (gesamtschuldnerisch) represent and warrant in the form of an independent guarantee (selbständiges Garantieversprechen) within the meaning of sections 311 para. 1, 241 of the German Civil Code (BGB) that the statements set forth in this Section 9 are true, correct and complete as of the date hereof and the Effective Date, except as expressly otherwise stipulated in this Agreement by reference to the date hereof, it being understood that for the sole purpose of Section 6.1.3 all statements are considered to be given as of the Effective Date as well:

9.1	Sellers’ Authority and Ownership

9.1.1	Each of the Sellers has the requisite power and authority to execute, deliver, and perform this Agreement and each other document contemplated hereby to which it is or shall become a party and perform the transactions contemplated by this Agreement. Such execution, delivery, and performance has been duly authorized by all necessary corporate action.

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9.1.2	None of the Sellers require any consent by third parties such as governmental authorizations in connection with the execution and delivery of this Agreement.

9.1.3	As of the date hereof there is no lawsuit, investigation or proceeding pending or to the Sellers’ Knowledge threatened against Sellers before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or delay, or may otherwise have an adverse effect on Sellers’ abilities to consummate the transaction contemplated by this Agreement.

9.1.4	The Shares sold under this Agreement are duly authorized and validly issued. Sellers are the exclusive and unrestricted owners of the Shares as set forth in Section 1.2 and of all the sold rights and ancillary rights attached to such Shares pursuant to Section 2, being free, and clear of any liens, encumbrances, or other rights of third parties or defects of title (Rechtsmängel) and the Sellers are entitled to sell the respective Shares. “Encumbrance” shall mean any pledge, option, restriction, right of first refusal, right of pre-emption, third party right or interest and any other encumbrance or security right or interest of any kind or other type of preferential arrangement having similar effect.

9.1.5	The shares of the Subsidiaries (“Subsidiary Shares”) are duly authorized and validly issued. Except as disclosed in Schedule 4.2.1(a), the Company is the exclusive and unrestricted owner of the Subsidiary Shares and of all the rights and ancillary rights attached to such Subsidiary Shares, being free and clear of any liens, encumbrances or other rights of third parties or defects of title (Rechtsmängel). The statements in Section 4.2.1 are correct and complete.

9.2	Corporate Matters

9.2.1	The Company is a limited liability company (GmbH), duly incorporated, validly existing and has all corporate powers to conduct its business as currently conducted.

The statements concerning the Company, its registered share capital, the division of the share capital, its corporate structure and its Subsidiaries made in Sections 1.1, 1.2 and 1.3 and the Schedules thereto are true, correct and complete. The Shares represent all of the issued share capital of the Company and there are no other (including authorized or outstanding) shares of the Company.

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9.2.2	The share capital of the Company and each of its Subsidiaries is fully paid-in and no repayments or refunds, neither openly nor concealed, have been made. There is no obligation to make an additional capital contribution into the Company or any of the Subsidiaries (keine Nachschusspflicht).

9.2.3	Except as disclosed in Schedule 9.2.3(a), the articles of association of the Company and its Subsidiaries as attached hereto as Schedule 9.2.3(b) are in effect without change and have not been amended or supplemented.

9.2.4	Except as disclosed in Schedule 9.2.4(a), the copies in Schedule 9.2.4(b) as of the date hereof correctly reflect the recordings in the Commercial Register of the Company and other comparable authorities regarding the Subsidiaries. There are no resolutions or other actions which are not reflected in the excerpts from the Commercial Register of the Company or other comparable authorities regarding the Subsidiaries.

9.2.5	No agreements between the Sellers, their shareholders, the Company and/or the shareholders of the Subsidiaries affecting the corporate structure of the Company or any of the Subsidiaries exist except as otherwise disclosed in this Agreement (including its Schedules/Attachments).

9.2.6	The Subsidiaries are duly incorporated and validly existing under the applicable law and have all corporate powers to conduct their businesses as currently conducted.

9.2.7	The shares of the Subsidiaries and the minority interest in KTI held by the Company are not subject to any restraints in rem (dinglich) or contractual (schuldrechtlich) restraints on disposal or to any third-party rights other than those as set forth in the articles of association of the respective Subsidiaries.

9.2.8	The Company has no other subsidiaries other than the Subsidiaries and neither the Company nor the Subsidiaries have interest in, or have agreed to acquire an interest in any legal entity other than the Subsidiaries.

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9.2.9	Neither the Company nor any of its Subsidiaries is a party to any enterprise agreements within the meaning of section 291 et seq. of the German Stock Corporation Act (Aktiengesetz) or any silent partnership agreements (stille Beteiligung) or any other domination and profit and loss pooling agreements.

9.2.10	AUTOOnline LLC, USA, has been legally dissolved. None of the obligations of AUTOOnline, LLC, USA, including its contractual obligations, have been or will be assigned to the Company, any other Subsidiary or any third party.

9.2.11	Neither (i) the Company and/or its Subsidiaries has given any interest bearing or non interest bearing loans to the Sellers, their shareholders or affiliated companies nor (ii) have the Sellers, their shareholders or affiliated companies given any interest bearing or non interest bearing loans to the Company and/or its Subsidiaries.

9.3	Financial Matters

9.3.1	The financial statements of the Company, the Turkish Subsidiary and the Polish Subsidiary as at December 31, 2008 (“Balance Sheet Date”) which are set forth in Schedule 9.3.1 (collectively herein also referred to as the “Balance Sheets”) have been prepared in accordance with the generally accepted accounting and valuation principles, applicable in the country where the respective company is incorporated, as consistently applied with past practice, maintaining the same accounting and valuation principles, methods and rules (Bilanzkontinuität) to the extent consistent with such applicable generally accepted accounting principles.

9.3.2	The Balance Sheets have been properly audited and the Auditor has granted an unqualified opinion (uneingeschränkter Bestätigungsvermerk).

9.3.3	The Balance Sheets present a true and fair view of the assets and liabilities (Vermögenslage), financial condition (Finanzlage) and results of operation (Ertragslage) of the respective company as of the Balance Sheet Date.

9.3.4	There are no facts or circumstances (including subsequent events - wertaufhellende Tatsachen) known, or required to be known when applying due care, by the management of the Company or any of the Subsidiaries, which would, individually or in the aggregate, require a change to the Balance Sheets, if such facts or circumstances had been known at the time when such financial statements or reports were prepared.

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9.3.5	The balance sheets of the Subsidiaries which are set forth on as Schedule 9.3.5 (“Subsidiary Balance Sheets”) have been prepared in accordance with the generally accepted accounting and valuation principles, applicable in the country where the respective company is incorporated, as consistently applied with past practice, maintaining the same accounting and valuation principles, methods and rules (Bilanzkontinuität) to the extent consistent with such applicable generally accepted accounting principles.

9.3.6	[intentionally left blank]

9.3.7	Since December 31, 2008, except for those liabilities covered in Section 9.3.10, no liability (whether actual or contingent) has been incurred or become known by the Company or any of its Subsidiaries which would have to be shown or accrued for in any balance sheet, or to be disclosed in the notes to any financial statements, of the Company or any of its Subsidiaries prepared for as of the Effective Date, except for

(i) liabilities which have been incurred since December 31, 2008 in the ordinary course of the Company’s or Subsidiaries’ business, provided that such liabilities would, if existing on the Effective Date, have to be included in the Effective Date Financial Debt or Effective Date Working Capital; or

(ii) liabilities disclosed in Schedule 9.3.7 of this Agreement.

9.3.8	Except as disclosed in Schedule 9.3.8, no insolvency or bankruptcy proceedings, liquidation or similar proceedings (whether mandatory or voluntary) regarding the Company or any of the Subsidiaries have been opened or applied for. No such proceedings are required with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any moratorium agreement or any agreement similar to a moratorium with its creditors.

Neither the Company nor, except as disclosed in Schedule 9.3.8, any of the Subsidiaries is over-indebted (überschuldet) or illiquid (zahlungsunfähig), nor is illiquidity impending. Neither the Company nor any of the Subsidiaries has ceased or suspended payments (Zahlungen eingestellt). No assets having a value of more than

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EUR 3,000.00 (in words: Euro three thousand) of the Company or any of its Subsidiaries have been seized or confiscated by or on behalf of any third party nor are any foreclosure, forfeiture, execution or enforcement proceedings pending or to the Sellers’ Knowledge threatened with respect to the Company or any of its Subsidiaries including assets of the Company or any of its Subsidiaries.

9.3.9	The Company and the Subsidiaries have not concluded, and are not bound by, finance leases (as interpreted by the German fiscal authorities in the “Leasingerlass”), sale and lease back arrangements.

9.3.10	Except as disclosed in Schedule 9.3.10, the Company and the Subsidiaries have not issued or provided guarantees, comfort letters or security interests to a third party and no third party on behalf of the Company or any of its Subsidiaries (with a recourse claim against the Company or any of its Subsidiaries) has issued or provided, guarantees, comfort letters or security interests for any debt of any third party, other than any debt of the Company or any of its Subsidiaries which is included in the Effective Date Financial Debt or Effective Date Working Capital.

9.4	Business and Contractual Matters

9.4.1	Except as disclosed in Schedule 9.4.1, in the time period as of the Balance Sheet Date until the date hereof the Company and the Subsidiaries have conducted their business in the ordinary course and consistent with past practice. Neither the Company nor any of the Subsidiaries have taken, or committed to take, any of the following actions nor has any of the following events occurred with respect to the Company or any of its Subsidiaries:

(i) Any declaration or payment of dividends or any profit transfer to any of the Sellers; any repayment or redemption of any shares in the Company; any payment or transfer to, or other transaction with, either the Company or any of its Subsidiaries not made on arm’s length terms;

(ii) any investment in, or the making of any loan to, any other company or person (other than any of the Subsidiaries);

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(iii) any change in, or commitment to change, any compensation or benefit or the terms of employment of any Executive Employee or of any other employees;

(iv) since the Balance Sheet Date until the date hereof, any event which has a material adverse effect on the assets, financial conditions, results or operations, prospects or business operations of the Company and/or its Subsidiaries, excluding the following: (a) changes generally affecting any industry or market in which the Company (including its Subsidiaries) operates, unless disproportionally affecting the business of the Company and/or its Subsidiaries; (b) natural disasters, military actions, sabotage or terrorism which do not cause any material damage to assets used by the Company and/or its Subsidiaries; (c) changes in law or interpretations thereof (collectively referred to “Material Adverse Effect”); Material Adverse Effect shall only mean such events having a total negative financial impact on the Company and its Subsidiaries of more than EUR 250,000.00 (in words: Euro two hundred fifty thousand).

9.4.2	Except as disclosed in Schedule 9.4.2, the Company and its Subsidiaries have valid title to, and are legal and beneficial owners of, all property and assets (whether real, personal, tangible or intangible) reflected in the Balance Sheets and the Subsidiary Balance Sheets or acquired by them since the Balance Sheet Date, except for (i) properties and assets disposed of since the Balance Sheet Date in the ordinary course of the Company’s or its Subsidiaries’ business, (ii) any retentions of title (Eigentumsvorbehalte), or (iii) assignments by way of security (Sicherungsübereignungen) as well as (iv) contractual or statutory liens or encumbrances or similar rights of third parties in the ordinary course of the Company’s and the Subsidiaries’ business.

9.4.3	Schedule 9.4.3 contains as of the date hereof a true, correct and complete list of all contracts and agreements of the kind described in such Schedule to which the Company and/or the Subsidiaries are a party (herein also referred to as the “Material Contracts”), in each case setting forth the parties, date, subject matter and material obligations, value and/or consideration, term and notice periods, if any, of these agreements.

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9.4.3.1	As of the date hereof each of the Material Contracts is valid, binding and enforceable in accordance with its respective terms and with regard to the obligations of the other party thereto. Neither the Company nor any of its Subsidiaries is in default or breach under a Material Contract. Unless otherwise disclosed in Schedule 9.4.3.1, as of the date hereof (i) no written notice of termination has been given, nor, to the Sellers’ Knowledge, has any such termination been threatened or announced, to the Company or any of its Subsidiaries with respect to a Material Contract and (ii) to Sellers’ Knowledge, no third party to any Material Contract is in default or breach under a Material Contract, except for any default or breach which will not result in damages or other claims of the other party in excess of EUR 20,000.00 (in words: Euro twenty thousand) per agreement.

9.4.3.2	Except as disclosed in Schedule 9.4.3.2, there is no term or provision in a Material Contract which provides that a change of control in the Company or the Subsidiaries shall entitle the other party to treat the change of control as amounting to a breach of contract or entitling such other party to any benefit, right of termination or modification of the terms and conditions of such Material Contract or payment whatsoever.

9.5	Intellectual Property Rights

9.5.1

Schedule 9.5.1(a) contains a true and complete list of all intellectual property rights and similar rights, regardless of whether registered in a public register or whether recordable in a public register, as well as - where appropriate - any applications with respect to such rights, including, without limitation, patents, trademarks, utility models, design patents, domain names, proprietary business descriptions (geschäftliche Bezeichnungen) and copyrights which are owned by the Company or any of the Subsidiaries (herein also referred to as the “Owned Intellectual Property Rights”), specifying as to each, as applicable: (i) the nature of such Intellectual Property Right (as defined below), (ii) the owner of such Intellectual Property Right and (iii) if applicable, the jurisdiction in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed and the registration or application numbers. Schedule 9.5.1(b) contains a true and complete list of all intellectual property or similar rights to which the Company or any of the Subsidiaries have been granted a license

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for use (Lizenzen, Nutzungsrechte), specifying as to each, as applicable: (i) the nature of such Intellectual Property Right and (ii) the owner of such Intellectual Property Right (herein also referred to as the “Licensed Intellectual Property Rights”, the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights collectively referred to as “Intellectual Property Rights”).

9.5.2	The Company and/or one or more Subsidiaries are the sole and unrestricted owners of the Owned Intellectual Property Rights, or have valid licenses to use the Licensed Intellectual Property Rights. All Owned Intellectual Property Rights are legally existing and enforceable and there is no Sellers’ Knowledge that any of the Licensed Intellectual Property Rights are not legally existing and enforceable. All registrable Owned Intellectual Property Rights have been duly registered or filed for registration with the competent authority (as the case may be) and the Company or the Subsidiaries has taken all actions, including the payment of all registration fees, necessary to validly maintain any registration. The Company and/or the Subsidiaries have taken all other actions necessary to validly maintain the enforceability of all Owned Intellectual Property Rights. The Company and its Subsidiaries have paid all license fees and taken all other actions necessary or prescribed under the applicable license agreements to validly maintain the enforceability of all Licensed Intellectual Property Rights. The Company and its Subsidiaries have the unrestricted right to use all Intellectual Property Rights including in particular all rights necessary to operate the Computer System (as defined in Section 9.5.8) for the conduct of their business, as currently conducted, and such rights will not be restricted or adversely affected by the consummation of the transaction contemplated hereby.

9.5.3	The Company and/or the Subsidiaries are entitled to all rights to any inventions made in the conduct of their business. No (present or former) director, officer, employee or consultant of the Company or any of its Subsidiaries has any rights or claims against the Company or any of its Subsidiaries with respect to any Owned Intellectual Property Rights. The Company and its Subsidiaries have made all compensation payments required under the German Act on Employee’s Inventions (Arbeitnehmererfindungsgesetz) and similar laws of other countries.

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9.5.4	Except as set forth in Schedule 9.5.4, none of the Intellectual Property Rights are subject to any outstanding judgment, injunction, order or decree issued against the Company or any of the Subsidiaries or, to the Sellers’ Knowledge, any licensor of Licensed Intellectual Property Rights restricting the use thereof by them or restricting the licensing thereof by them to any third party. As of the date hereof, no preliminary injunction has been issued against the Company or any of the Subsidiaries.

9.5.5	As of the date hereof no Owned Intellectual Property Right is, and there is no Sellers’ Knowledge that any of the Licensed Intellectual Property Rights is, being challenged or has been challenged or infringed in the past by any third party.

9.5.6	Neither the Company nor any of the Subsidiaries use or need to use (i) any intellectual property rights for their business operations other than the Intellectual Property Rights and (ii) the know-how, trade secrets or business secrets owned by them and intellectual property to which they have a valid and enforceable right to use.

9.5.7	As of the date hereof no current or former employee (including freelance employees) of the Company or the Subsidiaries has claimed to have any rights to any of the Owned Intellectual Property Rights or to the underlying invention relating thereto under the German Patent Act (Patentgesetz), the German Act on Employee’s Inventions (Arbeitnehmererfindungsgesetz), the German Copyright Act (Urhebergesetz) or under the general rules of the German Civil Code (BGB), or any equivalent rights under any other applicable jurisdiction.

9.5.8

The computer systems, including the software, hardware, networks, interfaces and all other information technology used by the Company and the Subsidiaries (herein also referred to as the “Computer Systems”) are sufficient to conduct their business as currently conducted and consistent with past practice. All Computer Systems are owned or validly licensed to, as the case may be, and operated by the Company or the Subsidiaries and are under their sole control except as disclosed in Schedule 9.5.8(a). The Company and/or the Subsidiaries own or have unrestricted access to all source codes of any software specifically designed for the Company or its Subsidiaries. To the Sellers’ Knowledge, the Computer Systems are free from any defects that may affect their functionality. Other than minor interruptions that arise in the ordinary course of business, no Computer Systems have experienced any breakdowns

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or usage failures in the past 18 (eighteen) months prior to the date hereof that have caused an interruption of the business operations of the Company or any of the Subsidiaries or, to the Sellers’ Knowledge, any of their customers. The Company and its Subsidiaries operate appropriate data storage and disaster recovery plans as necessary to enable them to carry on the conduct of their business in the normal course in the event of any failure of its information technology. Since the Balance Sheet Date, except as disclosed on Schedule 9.5.8(b), all investments and expenses in the Computer Systems necessary for the maintenance and expansion of the business of the Company and the Subsidiaries as planned by them, in particular those listed in Schedule 9.5.8(c), have been made and no such investments have been delayed or dismissed without sound business reasons.

9.5.9	Schedule 9.5.9 lists all software or other material that is distributed as “free software”, “open source software” or software subject to similar licensing or distribution terms (such as GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) incorporated by the Company or its Subsidiaries into the Intellectual Property Rights (“Open Source Materials”). The Company’s and each Subsidiary’s use of the Open Source Materials complies with the rights to use such Open Source Materials as established in the relevant licenses. To Sellers’ Knowledge, none of the Licensed Intellectual Property Rights incorporates any Open Source Materials which would threaten the existence, enforceability or usage of the Licensed Intellectual Property Rights by the Company or impact the value of the company’s products or services commercially available as of the Effective Date.

9.6	Permits and Insurances

9.6.1

The Company and the Subsidiaries have all permits, public (öffentlich-rechtlich) licenses, authorizations and consents to be issued by any governmental authority, any regulatory body or any other public authority which the Company and the Subsidiaries require in order to operate their businesses as presently conducted in their respective jurisdiction (collectively referred to as “Permit”). No Permit has been cancelled, revoked or restricted by any

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competent authority and no such authority or other third party has notified the Company or any of the Subsidiaries that it will or may cancel, revoke or restrict any Permit, nor to Sellers’ Knowledge, are there any other circumstances which my reasonably be expected to result in any such cancellation, revocation or restriction. The business of the Company and its Subsidiaries is and has been conducted, in all material respects, in compliance with all applicable laws and all Permits.

9.6.2	Except as disclosed in Schedule 9.6.2, all risks which might arise in the ordinary course of the Company’s and the Subsidiaries’ business as currently conducted are insured except as would not have a Material Adverse Effect and all premiums due under insurance contracts entered into by the Company and its Subsidiaries have been duly paid.

9.7	Real property

9.7.1	Neither the Company nor the Subsidiaries own any real property. Neither the Company nor any of its Subsidiaries have caused any environmental contamination (Altlasten) which must be removed or otherwise remedied under applicable law and, to the Sellers’ Knowledge, there exist no environmental damages or contaminations which have been caused by prior occupants and for which the Company and/or the Subsidiaries may be held liable.

9.7.2	The premises used by the Company and the Subsidiaries are leased by means of lease agreements which are not canceled. Schedule 9.7.2 contains a true, complete and correct list of all rental and lease agreements by which the Company or any of its Subsidiaries is bound or under which it may still have any obligation or liability and which provide for annual payments of EUR 5,000.00 (in words: Euro five thousand) or more.

9.8	Employment Matters

9.8.1

Schedule 9.8.1 contains a true, complete and correct anonymous list of (i) Employees (other than Executive Employees) as of September 10, 2009 and (ii) Executive Employees as of the date hereof and correctly indicates their function, date of birth, date of commencement of their employment and their level of compensation. “Employee(s)” shall mean any and all persons employed by the Company or the Subsidiaries under a labor contract

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(Arbeitsvertrag) and subject to social security contributions. “Executive Employee(s)” shall mean any and all managing directors (Geschäftsführer), senior officers (Prokuristen) or managerial employees (Leitende Angestellte) of the Company and the Subsidiaries.

9.8.2	Schedule 9.8.2 contains a true, complete and correct list of freelancers (including business consultants) engaged by the Company and correctly indicates their scope of function, notice periods and their level of compensation. No freelancer or consultant employed by the Company or any of its Subsidiaries at any time prior to the date hereof qualifies as an employee under any applicable law.

9.8.3	Except as disclosed in Schedule 9.8.3 and other than statutory pension rights (gesetzliche Rentenversicherung), no pension or retirement schemes (including retirement, widows’, dependents’ and disability pensions) or similar commitments or arrangements with any Executive Employees or other Employees exist or have been made or promised by the Company or any of the Subsidiaries. Except for the grants stipulated in the individual employment agreements, there are no bonus schemes, arrangements or payments to Employees or Executive Employees.

9.8.4	No works council exist in any of the Company’s or the Subsidiaries’ businesses (Betriebe).

9.8.5	There is no term of employment for any Executive Employee which provides that a change of control in the Company shall entitle the Executive Employee to treat the change of control as amounting to a breach of contract or entitling him/her to any benefit or modification of the terms of employment or payment whatsoever, or entitling him/her to treat himself as redundant or otherwise dismissed or released from any obligation.

9.8.6	As of the date hereof none of the Executive Employees has terminated or has explicitly expressed vis-à-vis the Company, any Subsidiary or the Sellers any present intention to terminate its employment.

9.9	Legal Disputes (Rechtsstreitigkeiten)

Except as disclosed in Schedule 9.9, as of the date hereof neither the Company nor any of the Subsidiaries is involved in any lawsuit or other proceeding pending against them before any state court, arbitral tribunal or governmental agency (herein also

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referred to as “Legal Dispute”) involving an amount in dispute (Streitwert) (i) in excess of EUR 10,000.00 (in words: Euro ten thousand) for each individual Legal Dispute and (ii) in excess of EUR 100,000,00 (in words: Euro one hundred thousand) for all Legal Disputes in the aggregate and to the Sellers’ Knowledge no such Legal Dispute is threatened and the Sellers do not expect such Legal Dispute.

9.10	Taxes

The Company and the Subsidiaries:

9.10.1	have prepared and duly filed, and will prepare and duly file, its tax declarations (Steueranmeldungen), advance tax declarations (Steuervoranmeldungen) and tax returns (Steuererklärungen) to be filed until the Effective Date; and

9.10.2	have duly paid and/or withheld, and will duly pay and/or withhold, all Taxes (as defined in Section 12.1) due until the Effective Date pursuant to applicable law.

There are no deferred tax assets and deferred tax liabilities of the Company and the Subsidiaries except for those which arise solely from consolidation.

9.11	Sellers’ Knowledge

Sellers’ knowledge or awareness (“Sellers’ Knowledge”) shall include the actual knowledge (positive Kenntnis) solely of one or more individuals listed in Schedule 9.11 and the knowledge a reasonable businessman would have if he or she had conducted the necessary and appropriate enquiries internally and, to the extent required on the basis thereof, externally. Sellers’ Knowledge or, for the purposes of Section 9.9, expectation shall also be deemed to exist if at least one Seller or one individual listed in Schedule 9.11 had knowledge as defined above or expectation (for the purpose of Section 9.9) respectively.

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9.12	It is expressly agreed and understood between and by the Sellers and the Purchaser that all warranties given by the Sellers in this Section 9 and all other warranties, if any, and other declarations given by the Sellers under and in connection with this Agreement are not and shall not be considered as any guarantee in respect of the quality of the object of the purchase (Garantie für die Beschaffenheit der Sache) and any guarantee of durability (Haltbarkeitsgarantie) within the meaning of sections 443 and 444 of the German Civil Code (BGB).

9.13	For the avoidance of doubt, except as set forth in Sections 9.1 through 9.10, the Purchaser acknowledges that the Sellers make no representation or warranty with respect to

9.13.1	any projections, estimates or budgets delivered or made available to the Purchaser or any of its supervisory and/or management board members, officers, employees, advisors (e.g. legal, tax), agents or any other persons acting for or on behalf of the Purchaser or for any business or company (e.g. financial institutions) that the Purchaser assigned regarding the transactions set forth in this Agreement (herein also referred to as the “Purchaser’s Representatives”) and concerning future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business and operations of the business; or

9.13.2	any other information or documents made available to the Purchaser or any of the Purchaser’s Representatives with respect to the Company’s and/or the Subsidiaries businesses, except as expressly set forth in this Agreement.

Section 10

Rescission Right, Remedies, Scope of Liability

10.1	If it should turn out that by virtue of the declarations contained in Section 7.3.1 the Purchaser acquires less than 85% (eighty five percent) of the entire share capital of the Company, for whatever reason (herein also referred to as a “Rescission Event”), then – irrespective of the subsequent paragraphs of this Section 10 – the Purchaser is entitled to rescind from (“zurücktreten”) this Agreement with the legal consequences provided for in the German Civil Code (BGB), if the following requirements are met:

10.1.1	the Purchaser has notified Sellers in writing on or before June 30, 2011 that and why it is entitled to terminate this Agreement and the Sellers have (i) recognized the occurrence of a Rescission Event in writing or (ii) failed to dispute the occurrence of a Rescission Event within the Remedy Period (as defined in Section 10.2); or

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10.1.2	the Purchaser can evidence on the basis of an Arbitral Award or a non-appealable final decision of any ordinary court of law that a Rescission Event has occurred, provided, however, that such proceedings have been initiated before an arbitration court or an ordinary court of law on or before June 30, 2011.

If the requirements for a termination of this Agreement pursuant to this Section 10.1 by the Purchaser exist, however, it chooses not to exercise its termination right, then the Purchaser may exercise all rights and remedies available to it with regard to a Warranty Event pursuant to Sections 10.2 through 10.14 and Section 11.

10.2	In the event that a statement given by the Sellers pursuant to Section 9 is untrue, incorrect or incomplete (herein also referred to as a “Warranty Event”), the Sellers shall be liable to the Purchaser and the Purchaser’s Guarantor (the “Covered Persons”) subject to the terms and conditions of this Section 10 and Section 11 (kleiner Schadensersatz statt der Leistung):

The respective Sellers shall within the Remedy Period (as defined below) at their own discretion,

10.2.1	restore the situation that would have existed if the statement had been true, correct and complete as of the date as of which the statement had been given (Naturalrestitution); or

10.2.2	pay to the Purchaser, or as the case may be, the Purchaser’s Guarantor or, at the Purchaser’s choice, to the Company and/or the Subsidiaries funds in such amount as required to cover actual damages incurred due to a Warranty Event (Schadensersatz in Geld), provided that:

(i) while the Sellers shall also be liable for third party claims (except for shareholder litigation against the Purchaser’s Guarantor under the U.S. corporate and securities laws), reduction in value (Wertminderung) of the Company and/or the Subsidiaries, losses caused by business interruption (Betriebsunterbrechungsschäden) and reasonable attorney, other consultants and similar costs which are incurred by the Purchaser, the Purchaser’s Guarantor, the Company and/or the Subsidiaries in connection with the Warranty Event, the Sellers shall not be liable for other indirect or consequential damages; and

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(ii) in the event that due to the same facts and/or circumstances more than one statement given by the Sellers pursuant to Section 9 of this Agreement are untrue, incorrect or incomplete, this shall be considered as several Warranty Events and the Sellers shall be liable in respect of each such statement without however being obligated to compensate the same damage twice.

The “Remedy Period” shall be a time period of 30 (thirty) Bank Working Days starting the day following receipt of the Notice by the Purchaser (as defined in Section 10.3) such period – upon written request by the Sellers – to be extended by consent of the Purchaser for an additional 15 (fifteen) Bank Working Days, such consent not to be unreasonably withheld. The Purchaser may decline its consent if the Sellers’ request is not accompanied by sufficient information that demonstrates that restoration within the meaning of Section 10.2.1 is feasible within the extended period.

10.3	Notice of a Warranty Event

The Purchaser shall in due time notify the Sellers in writing of any Warranty Event describing in reasonable detail the facts and/or circumstances that give rise to the Warranty Event and stating in case of monetary damages (as far as possible) the expected or estimated amount in dispute (Streitwert) of the Warranty Event (herein also referred to as the “Notice”).

10.4	Exclusion of Further Remedies

In connection with a Warranty Event the Sellers shall only be liable and the Purchaser shall only be entitled (to claim) subject to the following:

10.4.1	the rights and claims, if any, of the Covered Persons against the Sellers pursuant to section 434, 435 and section 437 (rescission of contract, damages) of the German Civil Code (BGB) and the provisions referred to in section 437 of the German Civil Code (BGB) are excluded (other than the right to rescind pursuant to the stipulations of this Agreement); and

10.4.2

any other rights and claims of the Covered Persons against the Sellers based on, pursuant to, due to any breach of and/or in connection with any statutory provisions, including but not limited to rights and claims to, based on, pursuant to, due to any breach of and/or in connection with any form of breach of pre-contractual duties (culpa in

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contrahendo) pursuant to section 311 para. 2 of the German Civil Code (BGB), positive violation of contractual duty (positive Forderungsverletzung), subsequent performance (Nacherfüllung), voidability (Anfechtung und Anfechtbarkeit) of any declarations given under this Agreement and/or under any of the Attachments or Schedules attached to or referred in this Agreement, rescission (Rücktritt) from this Agreement (other than the right to rescind expressly mentioned in this Agreement), winding up of the transactions contemplated in this Agreement and/or in any of the Schedules to this Agreement (e.g. by means of großer Schadensersatz or Schadensersatz statt der ganzen Leistung), reduction (Minderung) of the Purchase Prices, withdrawal or adjustment of this Agreement due to lapse of fundamental business assumptions (Störung der Geschäftsgrundlage) pursuant to sections 313 of the German Civil Code (BGB) and/or tort (unerlaubte Handlung), and the assertion of such rights and claims are excluded, and the Covered Persons, to the extent to which any of the Covered Persons has any of such rights and claims against the Sellers under statutory provisions, hereby waives all such rights and claims and the Sellers hereby accept such waiver.

10.5	Exemption from Liability and Limitation of Liability

Any liability of the Sellers pursuant to this Section 10 shall be excluded or, as the case may be, reduced:

10.5.1	if and to the extent the Warranty Event results from (i) the passing of or any change in any law, rule, decree, order, decision, directive, regulation or administrative practice of or by any national and/or European legislator, legislative body, government, governmental, administrative, judicial or regulatory department, agency, authority or body (herein also referred to as the “Authorities”) after the date hereof or (ii) changes in tax and/or interest rates after the date hereof; or

10.5.2	if and to the extent the Warranty Event is covered by any insurance policy or any other compensation agreement of the Company or the Subsidiary and the money has been received by the Company and/or the Subsidiary, provided, however, that the Sellers are entitled to request the assignment of any such compensatory claim; or

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10.5.3	if and to the extent to which the situation that would have existed if the statement had been true, correct and complete as of the date as of which the statement had been given is restored, or funds are paid to the Covered Persons or, at the choice of the Purchaser, to the Company and/or any of the Subsidiaries as required to restore such situation by the respective Sellers or any third party within the Remedy Period; or

10.5.4	to the extent to which the specific Warranty Event has been taken into account in the Binding Purchase Price Balance Sheet thereby reducing the Purchase Price I and/or the Purchase Price II, including but not limited to liabilities and accruals, depreciations, exceptional depreciations (außerplanmäßige Abschreibungen) and depreciations to reflect lower market values (Abschreibungen auf den niedrigeren beizulegenden Wert); or

10.5.5	if and to the extent any benefit or other advantages of the Company or the Subsidiaries in connection with the Warranty Event have actually been obtained by the Company or the Subsidiaries (Vorteilsausgleich); or

10.5.6	if the claim is time-barred (verjährt) pursuant to Section 11 of this Agreement.

10.6	Any knowledge of the Purchaser or the Purchaser’s Guarantor of a Warranty Event or the underlying facts or circumstances shall not affect their rights under this Agreement. For the avoidance of doubt: Section 442 of the German Civil Code (BGB) shall not apply.

10.7	De Minimis Amount, Deductible, Liability Cap

Irrespective of all other limitations pursuant to this Section 10 and Section 11, the Sellers shall be liable for a Warranty Event only :

10.7.1	if a justified claim (begründeter Anspruch) for a Warranty Event (herein also referred to as a “Claim”) exceeds an amount of EUR 10,000.00 (in words: Euro ten thousand) in each individual case (i.e. per single Claim or group of related Claims based on the same facts or circumstances) (herein also referred to as the “De Minimis Amount”) and in such case also for the amount below EUR 10,000.00 (in words: Euro ten thousand). Section 10.7.1 shall not apply to Claims regarding Sections 9.1, 9.2 and 9.10; and

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10.7.2	if the total amount of all Claims – not counting individual claims up to the De Minimis Amount and Claims above the De Minimis Amount counting with the entire amount – exceeds an aggregate amount of EUR 300,000.00 (in words: Euro three hundred fifty thousand), and in such case also for the amount below EUR 300,000.00 (in words: Euro three hundred thousand). Section 10.7.2 shall not apply to Claims regarding Sections 9.1, 9.2 and 9.10; and

10.7.3	The aggregate liability of each Seller for the Warranty Events shall not exceed 55% (fifty five percent) of its Pro-rata Interest (as defined in Section 10.11) of the Purchase Prices due and payable (Haftungshöchstbetrag in der Höhe eines Bruchteils seines Kaufpreisanteils) (herein also referred to as the “Liability Cap I”), provided, however, that for Claims with regard to Sections 9.1, 9.2, 9.5 and 9.10 the aggregate liability of each Seller shall – irrespective of (unbeschadet von) Section 12.7 – not exceed 100% (one hundred percent) of its Pro-rata Interest of the Purchase Prices due and payable (herein also referred to as the “Liability Cap II”), it being understood that in case payments regarding one or more Claims raised within the Statute of Limitation Periods (as defined in Section 11.1) (“Claim Amount”) which, due to the application of Liability Cap I or Liability Cap II, as the case may be, remain unpaid because the Claim Amount exceeds the respective Pro-rata Interest of Purchase Price I and Purchase Price II such amount will be paid by reducing the amount payable at Closing Day II that otherwise also would have had to be paid if Liability Cap I or Liability Cap II, as the case may be, were calculated on the respective Pro-rata Interest of Purchase Price I, Purchase Price II and Purchase Price III due and payable.

10.8	Mitigation of Damages

The general obligations concerning the minimization of damages (Schadensminderungspflicht) pursuant to section 254 of the German Civil Code (BGB) shall apply, in particular, but without limitation, in the event that the Purchaser does not duly and timely meet its obligations pursuant to Sections 10.3, 10.9 and/or 10.10 and, as a consequence, the Sellers are precluded to prevent or to minimize a damage forming the basis for a damage claim by the Purchaser.

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10.9	Third Party Claims

In the event that any third party including any of the Authorities asserts a claim against any of the Covered Persons, the Company and/or any of the Subsidiaries which may give rise to a liability of the Sellers towards the Covered Persons under this Section 10 (herein also referred to as a “Third Party Claim”), the Purchaser:

10.9.1	as soon as practicable after having obtained knowledge of the Third Party Claim, shall notify the Sellers of any envisaged defense measures and proceedings and shall give access to the Sellers to all such written information and pertinent data necessary to enable the Sellers the evaluation of the Third Party Claim and any defense measures and proceedings; and

10.9.2	may then (via the Company or any of the Subsidiaries) take such defense measures and proceedings against the Third Party Claim as notified to the Sellers; and

10.9.3	without the prior written notification of the Sellers, shall not make any admission of liability on behalf of the Company, the Subsidiaries and/or the Purchaser and shall not compromise to, dispose of and agree to any settlement regarding the Third Party Claim on behalf of the Company, the Subsidiaries and/or the Purchaser, and shall also procure that without the prior written consent of the Sellers (which shall not be unreasonably withheld), neither the Company nor the Subsidiaries shall make such an admission or take any of such measures, provided that:

10.9.3.1	all costs which are incurred by the Covered Persons, the Company and/or the Subsidiaries in connection with the Third Party Claim, any defense measures and proceedings shall be borne by the Covered Persons, however, to the extent to which the Sellers are liable to the Covered Persons under this Section 10, the Sellers shall reimburse to the Covered Persons, the Company and/or the Subsidiaries all costs (including reasonable market standard hourly based attorney’s fees) which and as they are incurred by them respectively in connection with the Third Party Claim, the defense measures and the proceedings, as soon as the liability of the Sellers due to the Third Party Claim is binding upon the Sellers; and

10.9.3.2	all other provisions of this Agreement including but not limited to this Section 10 and Section 11 of this Agreement shall remain unaffected from this Section 10.9.

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10.10	Investigation (Information Rights)

The Purchaser shall allow and shall procure that the Company and the Subsidiaries allow the Sellers and its advisors and consultants to investigate at Sellers’ costs and expenses during normal business hours and without interrupting the business of the Company and its Subsidiaries the underlying facts and circumstances of and/or giving rise to any Warranty Event and as to whether and to what extent the Sellers are liable under this Section 10 in respect of any Warranty Event. For such purpose, the Purchaser shall in particular, but without limitation,

10.10.1	allow and shall procure that the Company and the Subsidiaries allow the Sellers and its advisors and consultants to participate in any external tax audits and social security audits at the Company and shall notify and shall procure that the Company and the Subsidiaries notify the Sellers of such audits and any proceedings and meetings under such audits in due time; and,

10.10.2	as requested by the Sellers or any of its advisors or consultants for such purpose, shall give and shall procure that the Company and the Subsidiaries grant to the Sellers and its advisors and consultants reasonable access to all documents and records and all other materials, information and assistance, including but not limited to reasonable access to premises and personnel of the Company and the Subsidiaries, and the opportunity – to the extent legally permissible – to copy or photocopy any of such documents and records and all other materials and information.

10.11	Partial Liability

To the extent to which all of the Sellers are liable for breach of an obligation under or in connection with this Agreement, each of such Sellers shall only be severally liable (teilschuldnerisch) and, to the extent to which not otherwise provided for or contemplated in this Agreement, only in proportion of the Purchase Prices due and payable to the respective Seller (“Pro-rata Interest”). For breaches of Section 9.1.4 each of the Sellers shall only be liable with respect to its own Shares but the liability shall be limited to 100% (one hundred percent) of its Pro-rata Interest of the Purchase Prices due and payable.

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10.12	Exemption of Liability of Sellers’ Representatives

It is expressly agreed and understood between and by the Sellers and the Purchaser by way of a true contract in favor of third parties (echter Vertrag zugunsten Dritter) pursuant to section 328 para. 1 of the German Civil Code (BGB) that no supervisory and/or management board member, officer, employee, advisor (e.g. legal, tax), agent or any other person acting for or on behalf of the Company and/or the Subsidiaries or for any business or company that the Company assigned regarding the transactions set forth in this Agreement (herein also referred to as the “Sellers’ Representatives”) shall be liable to the Purchaser under or in connection with this Agreement, unless expressly provided otherwise in this Agreement.

10.13	Counter-Exception

The liability of the Sellers due to willful misconduct (Vorsatz), willful concealment (arglistiges Verschweigen) and willful deceit (arglistige Täuschung) shall remain unaffected from and is not limited by any of the provisions of this Agreement; to this extent, the statutory provisions shall apply.

10.14	All payments of the Sellers to the Purchaser under this Section 10 and all other payments of the Sellers to the Purchaser under this Agreement shall be considered as a reduction of the Purchase Prices unless statutory provisions provide for otherwise.

Section 11

Statute of Limitation

11.1	Any claims of the Purchaser, the Purchaser’s Guarantor and the Sellers under or in connection with this Agreement shall be time-barred (verjähren) as follows:

11.1.1	Claims pursuant to Section 9.1 and Section 9.2 shall be time-barred after a period of 5 (five) years after the Closing Day I; and

11.1.2	claims pursuant to Section 9.10 and Section 12 shall be time-barred 3 (three) months after the respective Tax has become final and non-appealable (formell und materiell bestandskräftig); claims of the Sellers pursuant to Section 12.3.1 shall be time-barred 3 (three) months after the Purchaser has informed the Sellers about the respective Tax Benefit; and

11.1.3	all other claims for a Warranty Event shall be time-barred after a period of 15 (fifteen) months after the Closing Day I; and

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11.1.4	all other claims of the Purchaser, the Purchaser’s Guarantor and the Sellers shall be time-barred 3 (three) years after the Closing Day I.

(each of such limitation periods herein also referred to as a “Statute of Limitation Period” and together also as the “Statute of Limitation Periods”).

11.2	The Statute of Limitation Periods commence as from the beginning of the relevant day pursuant to Section 11.1 above and shall not be subject to any other events including but not limited to:

11.2.1	the arising (Entstehung) of any claim and/or any contravention (Zuwiderhandlung) by the Sellers; and/or

11.2.2	any knowledge as well as any gross negligent lack of knowledge by the Purchaser of underlying facts and/or circumstances of and/or giving rise to any claim.

11.3	The statute of limitation of a claim shall only be interrupted (gehemmt) if and to the extent that within the Statute of Limitation Period:

11.3.1	the Sellers (acting jointly) have accepted such claim by way of written confirmation to the Purchaser; or

11.3.2	pursuant to Section 17 of this Agreement and the provisions of the Rules of the German Institution of Arbitration e.V. (DIS) (Schiedsgerichtsordnung der Deutschen Institution für Schiedsgerichtsbarkeit e.V. (DIS)), the Purchaser has filed a statement of claim regarding such claim; or

11.3.3

negotiations between Sellers and Purchaser have commenced in which case the respective claim shall be interrupted, provided, however, that such interruption shall only be valid until the 30th (thirtieth) Bank Working Day after receipt of a written declaration by the Purchaser or the Sellers (acting jointly) respectively stating that it does not want to continue such negotiations, provided that only the statute of limitation of such specific claim as specified by the subject matter (Gegenstand) or the basis (Grund), which is subject of the acceptance or the statement of claim, shall be interrupted.

11.4	The statute of limitation is only subject to interruption (Hemmung) pursuant to Section 11.3, if any; in no event, a new beginning of the statute of limitation (Neubeginn der Verjährung) shall take place. Sections 203, 204 and 209 of the German Civil Code (BGB) shall not apply.

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Section 12

Taxes

12.1	Definitions of Taxes and Tax Authorities

For the purpose of this Agreement “Tax” or “Taxes” shall be any federal, state or local tax or taxes within the meaning of § 3 para. 1 German Tax Code (Abgabenordnung - AO), ancillary tax obligations (steuerliche Nebenleistungen) within the meaning of § 3 para. 4 German Tax Code and social security contributions (Sozialversicherungsbeiträge) or – with regard to foreign taxes, ancillary tax obligations and social security costs – any comparable taxes, ancillary tax obligations or social security costs which have to be paid to any federal, state or local authorities of Germany or any similar governmental authority or other public body of any other country (herein also referred to as “Tax Authority” or “Tax Authorities”).

12.2	Indemnification by Sellers

The Sellers shall indemnify and hold the Purchaser and/or, at the election of the Purchaser, the Company or the respective Subsidiary harmless from and against any Taxes owed by the Company or any of its Subsidiaries which have to be paid or become payable by the Company and/or the Subsidiaries after the Effective Date if and to the extent that such Taxes are attributable to a time period up to and including the Effective Date, except to the extent that such Taxes

12.2.1	have been duly and fully provided for in the Binding Purchase Price Balance Sheet;

12.2.2	have caused a corresponding cash effect by a Tax saving through a repayment of Taxes, a reduction of Tax payments, a set-off or any other kind of Tax savings arising out of or relating to the circumstance triggering the Taxes to be indemnified by the Sellers, including but not limited to reciprocal effects (Wechselwirkungen) resulting e.g. from the extension of depreciation periods or higher depreciation allowances (Phasenverschiebung) or from transfer of items relevant for Taxes into another calendar year;

12.2.3	result from any act or any other measure leading to a change of the Company’s or the respective Subsidiary’s methods of tax accounting;

12.2.4	result from any amendment of any of the Company’s or the respective Subsidiary’s existing Tax declarations, advance Tax declarations or Tax returns unless such act or amendment is required by law;

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12.2.5	are the result of any reorganization, restructuring, transformation, change of corporate form or any other similar measure of the Purchaser, the Company, any of its Subsidiaries or any of their respective shareholders after the Effective Date;

12.2.6	are the result of any transfer of shares, assets or a business unit following the Effective Date directly or indirectly initiated or caused by the Purchaser, the Company or any of the Subsidiaries;

12.2.7	shall be otherwise explicitly borne by the Purchaser pursuant to this Agreement

(herein also referred to as “Tax Liability” or “Tax Liabilities”).

If and to the extent such Taxes for which the Sellers have indemnified the Purchaser under this Section 12.2 lead to a reimbursement claim or any other right of recourse of the Purchaser, the Company or any of the Subsidiaries against any third party the Purchaser, the Company or the respective Subsidiary shall, to the extent legally possible, assign such reimbursement claim or other right of recourse to the Sellers or, at the election of the Sellers, to one of them provided that no costs are associated therewith or the Sellers reimburse for such costs.

If the Tax Liability concerns a Subsidiary in which the Company holds less than 100% (one hundred percent) of such Subsidiary’s share capital the Sellers’ obligation to indemnify as set forth in this Section 12 exists with respect to 100% (one hundred percent) of the Tax Liability.

Any indemnification payment to be made by the Sellers pursuant to this Section 12 shall be due for payment into the Purchaser’s Bank Account 10 (ten) Bank Working Days after the Sellers have been notified in writing by the Purchaser about the indemnification claim and the corresponding Tax payment date and have received a copy of the underlying Tax assessment or payment order, but in any case at the latest 2 (two) Bank Working Days before the Tax becomes payable to the Tax Authorities. The Purchaser shall procure that the Sellers may apply in the name and on behalf of the Company and/or the respective Subsidiary to achieve a deferred payment date, in particular but not limited to the application for a suspension of enforcement of tax payment obligation (Aussetzung der Vollziehung), if the Sellers indemnify the Covered Persons, the Company and the Subsidiaries from all ancillary tax obligations resulting from such measure.

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12.3	Tax Benefit

12.3.1	If and to the extent the Company and/or the respective Subsidiary receive a repayment of Taxes, a reduction of Tax payments or any other kind of Tax savings with a cash effect attributable to a time period up to and including the Effective Date (herein also referred to as “Tax Benefit”) after the Effective Date the Purchaser shall – unless the amount reduces or excludes a Tax Liability pursuant to Section 12.2 – reimburse to the Sellers the amount of the Tax Benefit. The right of set-off is not affected hereby.

12.3.2	The Purchaser shall procure that the Company or the respective Subsidiary will without undue delay notify the Sellers in writing of the receipt of any Tax Benefit. Any Tax Benefit payable to the Sellers pursuant to this Section 12 shall be due for payment by the Purchaser into the Sellers’ Bank Account 10 (ten) Bank Working Days after the respective Tax Benefit has been finally and irrevocably received by the Purchaser, the Company or the respective Subsidiary.

12.4	Tax Returns

Tax returns or any other Tax declaration required to be filed or amended after the Effective Date by or on behalf of the Company or the respective Subsidiary which (wholly or partly) relate to time periods up to and including the Effective Date which may give rise to a Tax Liability under this Section 12 shall not be filed without the Sellers’ prior consent; such consent shall not be unreasonably withheld. Section 10.8 applies to the Sellers mutatis mutandis.

12.5	Tax Proceedings

12.5.1	The Purchaser shall fully inform the Sellers in writing without undue delay regarding the announcement or the commencement of any Tax matter, including but not limited to examinations, Tax audits, investigations, negotiations, disputes, appeals, litigations or other tax proceedings relating to time periods up to and including the Effective Date which may give rise to a Tax Liability under this Section 12 (herein also referred to as “Tax Proceeding” or “Tax Proceedings”). The written information shall include copies of the Tax Authority’s or Tax court’s notice and other relevant documents and materials received in the context of the Tax Proceeding.

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12.5.2	The Sellers and the Purchaser agree to fully cooperate with each other in connection with such Tax Proceedings. The Purchaser procures that the Company and/or the respective Subsidiary give the Sellers the opportunity to take part in any Tax Proceeding on their written request and to give the Sellers the opportunity to take part in the conduct of such a Tax Proceeding. The Purchaser shall procure that in the case of such a Tax Proceeding, for this purpose, the Sellers are provided with all relevant information and documentation of the Company and/or the respective Subsidiary to the extent necessary. The Purchaser shall further ensure that the Sellers shall be entitled to determine on behalf of the Purchaser, the Company and/or the respective Subsidiary all Tax matters and their Tax treatment as part of the negotiation strategies in these Tax Proceedings insofar as they relate to a (possible) Tax Liability. The Purchaser shall procure that neither the Company nor any of its Subsidiaries accept the result of any such Tax Proceeding as binding and final without the prior written consent of the Sellers.

12.6	To the extent the failure to comply with any of the Purchaser’s obligations stipulated in Section 12 causes, or increases the amount of, a Tax Liability under this Section 12, the Sellers are released from their indemnification obligations.

12.7	The aggregate liability of each Seller for any claims pursuant to this Section 12 and for claims pursuant to Sections 9 and 15.1 shall – altogether – not exceed 100% (one hundred percent) of its Pro-rata Interest of the Purchase Prices due and payable.

Section 13

Warranties by the Purchaser

13.1	The Purchaser represents and warrants in the form of an independent guarantee (selbständiges Garantieversprechen) within the meaning of sections 311 para. 1, 241 of the German Civil Code (BGB) that the statements set forth in this Section 13 are true, correct and complete as at the date hereof and the Effective Date.

13.1.1

The Purchaser has the requisite power and authority to execute, deliver, and perform this Agreement and each other document contemplated hereby to which it is or shall become a party and perform the transactions contemplated by this Agreement. Such execution, delivery, and performance has been duly authorized by all necessary corporate action. This Agreement and each other document contemplated hereby constitute legal, valid and binding

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obligations of the Purchaser, enforceable against the Purchaser under German or any other applicable law in accordance with its respective terms, except for (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

13.1.2	No consent, waiver, exemption, approval, authorization or order of, or registration, declaration or filing with, any federal, state or local or any foreign court, governmental agency, authority, instrumentality or regulatory body is required to be obtained or made by or with respect to the Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions therein.

13.1.3	The Purchaser has not entered into this Agreement in reliance on any representation or warranty except those set out in this Agreement.

13.1.4	The Purchaser is under the Control of the Purchaser’s Guarantor. “Control” means in particular, but without limitation, (i) the direct or indirect control (indirect control including in particular control through affiliated companies) of at least 51% (fifty one percent) of the votes in a general meeting of shareholders or other relevant statutory body of such company or entity or (ii) the direct or indirect right to the transfer or other disposal of the shares representing at least 51% (fifty one percent) of the share capital of the controlled company and/or to receive proceeds of such transactions (net of the applicable fees and charges) or (iii) the power to directly or indirectly appoint or remove the majority of the members of the managing or supervisory bodies of such company or other entity pursuant to a corporate or contractual or trust or proxy arrangement or instrument or (iv) the situation when more than a half of the members of the management board of a controlled company or other entity or other persons performing key managerial functions within such controlled company or other entity are at the same time members of the management board, or perform managerial functions in a controlling company or entity.

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Section 14

Guarantee of Purchaser’s Guarantor

14.1	The Purchaser’s Guarantor represents and warrants in the form of an independent guarantee (selbständiges Garantieversprechen) within the meaning of sections 311 para. 1, 241 of the German Civil Code (BGB) that the statements set forth in Sections 13.1.1, 13.1.2, 13.1.3 and 13.1.4 are true, correct and complete as at the date hereof and the Effective Date.

14.2	Purchaser’s Guarantor hereby:

14.2.1	unconditionally and irrevocably guarantees (garantiert) to the Sellers the due and punctual performance of all payment obligations of the Purchaser under this Agreement, in particular, but without limitation, to the payment of the Purchase Prices as set forth in Section 4.1 and hereby unconditionally and irrevocably undertakes to the Sellers to pay any amounts to be paid to the Sellers under any of such obligations and

14.2.2	unconditionally and irrevocably waives any rights, which it may have to require the Sellers to proceed first against or claim performance first from the Purchaser, and the Sellers and the Purchaser hereby accept such waiver; and

14.2.3	expressly confirms that it has full knowledge and understanding of the contents of the guarantee given under this Section 14.1 and in particular, but without limitation, of the specific risks under such a guarantee and that also the Sellers did fully point out such contents and risks to it.

14.3	For the avoidance of doubt, Purchaser’s Guarantor shall not have any rights and claims against the Sellers under and in connection with this Agreement except for those rights and claims expressly provided for in this Agreement.

Section 15

Covenants, Non-Competition

15.1	From the date hereof until the Closing Day I, the Sellers shall ensure that the Company and its Subsidiaries will conduct their business operations in the ordinary course and consistent with past practice and that, in particular, the Company and its Subsidiaries

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15.1.1	will preserve their assets with due care and maintain machines and other equipment in accordance with industry practice and existing maintenance plans;

15.1.2	will use their best efforts to ensure continuity in the relationship with suppliers and customers and keep available the services of their Executive Employees and Employees;

15.1.3	will not adopt or propose any amendments to their articles of association or by laws;

15.1.4	will not merge or consolidate with any other legal entity;

15.1.5	will not make any profit distributions or other repayments of capital to the Sellers or the holders of the Minority Shares.

15.2	As of the date hereof until the Closing Day I, the Sellers shall inform the Purchaser of any facts and/or circumstance which they become aware of that might be a violation of Section 15.1 or substantially affect the business of the Company and/or the Subsidiaries as a whole.

15.3	For a period of 30 (thirty) months after the Effective Date (herein also referred to as the “Non-Compete Period”), the Sellers shall not within the territories in which the Company and/or the Subsidiaries presently conduct their business or have a legal entity (herein also referred to as the “Non-Compete Territory”)

15.3.1	acquire or hold any interest in any business competing with the Company’s or any of its Subsidiaries’ business as conducted as of the Effective Date (herein also referred to as a “Competing Business”);

15.3.2	advise or assist any Competing Business in a substantial manner by using business or trade secrets or Know-how of the Company; or

15.3.3	solicit for employment (abwerben) or hire any of the current key employees of the Company or any of its Subsidiaries.

15.4	The undertaking not to compete pursuant to Section 15.3 shall not preclude the Sellers for the purpose to make investments (zum Zweck der Kapitalanlage) to acquire and hold up to a maximum of 3% (three percent) of the shares and up to a maximum of 3% (three percent) of any other securities in any privately held company or in any company listed on a stock exchange.

15.5	If during the Non-Compete Period a Seller conducts any of the activities set forth in Sections 15.3.1 through 15.3.3, the Purchaser may only hold this individual Seller liable for any such activities.

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15.6	If during the Non-Compete Period a Seller conducts any of the activities set forth in Sections 15.3.1 through 15.3.3, such Seller shall pay to the Purchaser for each violation a contractual penalty in the amount of EUR 200,000.00 (in words: Euro two hundred thousand). In case of a continuing violation the Seller shall pay for each month that the violation continues a further contractual penalty in the amount of EUR 450,000.00 (in words: Euro four hundred fifty thousand). Any rights of the Purchaser to demand further damages and discontinuance of the prohibited conduct shall remain unaffected.

Section 16

Costs

16.1	Each Party shall bear its own costs and expenses incurred in connection with this Agreement (including those for its legal and other advisors and consultants), i.e. in particular no costs shall be borne by the Company, unless otherwise provided for in this Agreement.

16.2	The Purchaser shall bear all fees and other costs, which incur in connection with the notarization of this Agreement and the transfer of the Shares contemplated hereunder including the fees to be paid to the Notary.

16.3	The Sellers shall bear all fees, costs and expenses of the Company and the Subsidiaries relating to the acquisition of the Minority Shares to the extent such fees, costs and expenses exceed EUR 100,000.00 (in words: Euro one hundred thousand).

Section 17

Arbitration Clause

17.1	Any disputes arising from or out of this Agreement as well as any disputes relating to its validity, to the extent to which not otherwise provided for or contemplated in this Agreement, shall be finally settled by an arbitral tribunal in accordance with the arbitration rules (as amended from time to time) of the German Institution of Arbitration e.V. (DIS) (Schiedsgerichtsordnung der Deutschen Institution für Schiedsgerichtsbarkeit e.V. (DIS)), without recourse to the ordinary courts of law (each of such awards herein also referred to as an “Arbitral Award”).

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17.2	The place of the arbitration proceedings shall be Frankfurt am Main. The number of arbitrators shall be three. The applicable substantive law shall be laws of the Federal Republic of Germany excluding conflict of law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods, unless the application of foreign law is compulsory, in which event applicable law shall be such foreign law. The language of the arbitration proceedings shall be English; any documents which have been executed in the German language may only be introduced in the arbitration proceedings with an English translation thereof.

17.3	The arbitration tribunal shall also decide on the liability for the costs of the arbitration proceedings including the reimbursement of reasonable attorney fees in accordance with section 91 et seq. German Civil Procedure Code (ZPO).

Section 18

Notices

18.1	Any notice to be given under and/or in connection with this Agreement, in particular, but without limitation, to any statement, confirmation and document, including all attachments, annexes and schedules is to be directed to the following addresses:

18.1.1	if to the Seller 1:

Cuss-GmbH “Computerunterstützte Sachverständigen Systeme

Att.: Gerhard Witte

Raiffeisenstraße 23

40764 Langenfeld

with a copy (which shall not constitute notice) to:

White & Case LLP

Attn.: Dr. Axel Pajunk

Bockenheimer Landstrasse 20

60323 Frankfurt/Main

Germany

Fax: +49-69-29994-1444

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provided that only the notice to [— name] shall be authoritative for the calculation of any periods set forth in this Agreement to the extent to which not otherwise provided for or contemplated in this Agreement.

18.1.2	if to the Seller 2:

DEKRA AG

Attn.: General Counsel

Ulrich Rothfuchs

Handwerkstrasse 15

70565 Stuttgart

Fax: +49-711-7861-2430

with a copy (which shall not constitute notice) to:

White & Case LLP

Attn.: Dr. Axel Pajunk

Bockenheimer Landstrasse 20

60323 Frankfurt/Main

Germany

Fax: +49-69-29994-1444

provided that only the notice to [— name] shall be authoritative for the calculation of any periods set forth in this Agreement to the extent to which not otherwise provided for or contemplated in this Agreement.

18.1.3	if to the Seller 3:

AWG Abfallwirtschaftsgesellschaft mbH

Korzert 15

42349 Wuppertal

Fax: +49-202-4042-176

with a copy (which shall not constitute notice) to:

White & Case LLP

Attn.: Dr. Axel Pajunk

Bockenheimer Landstrasse 20

60323 Frankfurt/Main

Germany

Fax: +49-69-29994-1444

provided that only the notice to [— name] shall be authoritative for the calculation of any periods set forth in this Agreement to the extent to which not otherwise provided for or contemplated in this Agreement.

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18.1.4	if to the Purchaser:

Solera Holdings Inc.

Attn.: General Counsel

15030 Avenue of Science

San Diego, CA 92128

USA

Fax: +1-650-332-1585

with a copy (which shall not constitute notice) to

Hengeler Mueller

Attn.: Dr. Maximilian Schiessl

Benrather Str. 18-20

40213 Düsseldorf

Germany

Fax: + 49-211-8304-7147

provided that only the notice to the General Counsel of Solera Holdings Inc. shall be authoritative for the calculation of any periods set forth in this Agreement to the extent to which not otherwise provided for or contemplated in this Agreement.

18.1.5	if to the Purchaser’s Guarantor:

Solera Holdings Inc.

Attn.: General Counsel

15030 Avenue of Science

San Diego, CA 92128

USA

Fax: +1-650-332-1585

with a copy (which shall not constitute notice) to

Hengeler Mueller

Attn.: Dr. Maximilian Schiessl

Benrather Str. 18-20

40213 Düsseldorf

Germany

Fax: + 49-211-8304-7147

provided that only the notice to the General Counsel of Solera Holdings Inc. shall be authoritative for the calculation of any periods set forth in this Agreement to the extent to which not otherwise provided for or contemplated in this Agreement;

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or to such other recipients or addresses which may be notified by any Party to all other Parties in the future in writing.

18.2	Any notice to be given under and in connection with this Agreement, in particular, but without limitation, any statement, confirmation and document, shall be given in writing, even if such requirement is not expressly provided for in this Agreement, and by means of:

18.2.1	registered mail with return receipt (Übergabe-Einschreiben mit Rückschein) or courier with delivery notice (Empfangsbestätigung); and

18.2.2	a fax copy, which shall be sent on the day on which the original of the notice is sent pursuant to Section 18.2.1 above, provided that not the sending and the receipt of any fax copy, but only the notice pursuant to Section 18.2.1 above shall be authoritative for the calculation of any periods set forth in this Agreement, unless expressly provided otherwise in this Agreement.

18.3	Any notice to be given under and/or in connection with this Agreement, in particular, but without limitation, any statement, confirmation and document, shall be given exclusively in the English language.

Section 19

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany excluding conflict of law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods, unless the application of foreign law is compulsory, in which event this Agreement shall be governed by and construed in accordance with such foreign law.

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Section 20

Final Provisions

20.1	Approvals and Waiver of Preemption Right

20.1.1	The following approvals have been granted: approval of the split of the Shares as stipulated in Sections 2.3 and 2.4, approval of the sale and assignment of the Shares by the Sellers to the Purchaser and approval of the pledge of the Shares by the shareholders’ meeting (Gesellschafterversammlung) of the Company, a copy of which is set forth on Schedule 20.1.1.

20.1.2	The Sellers hereby waive any preemption right (Vorkaufsrecht) they may have with respect to the Shares, in particular pursuant to Section 8 of the articles of association of the Company.

20.2	Bank Working Day

“Bank Working Day” shall be each day on which the banks in Frankfurt/Main are open for business for the public.

20.3	Set-off

Nothing in this Agreement shall affect the right of any of the Parties to set off claims against the counterclaims of other Parties or to exercise a right of retention.

If such right is exercised and disputed by another Party to this Agreement, the Parties shall enter into negotiations to find an amicable solution and, if such solution cannot be found, start arbitration proceedings with Section 17.

20.4	Assignment of Rights

20.4.1	The Purchaser shall not assign, transfer, declare a trust for the benefit of or in any other way alienate (the “Assignment”) any of its rights and/or obligations under this Agreement to any third party except with the prior written consent of the Sellers (which will not unreasonably be withheld) other than (i) to the Purchaser’s Guarantor and its or the Purchaser’s affiliated companies (together with the Purchaser the “Purchaser Group”) or (ii) to Goldman Sachs Credit Partners L.P. which is engaged as administrative agent and as collateral agent in the financing of the Purchaser Group and its members having requested the Assignment in writing, whether in whole or in part, it being understood that the Sellers shall receive prompt written notice of such Assignment and proof of the request of Goldman Sachs Credit Partners L.P.

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20.4.2	The Sellers agree that, following the Effective Date, the Purchaser may cause the Company’s Articles of Association to be amended to the following effect (the “Amendment Agreement”):

20.4.2.1	The transfer restrictions in Clause 8.1 will apply only to the Shares III held by the Remaining Sellers.

20.4.2.2	The right of first refusal in Clause 8.2 shall not apply to a transfer of the Shares I and the Shares II held by the Purchaser.

20.4.2.3	Clause 8.5 will be deleted.

20.4.2.4	Clause 9.2 through 9.4 will be deleted.

20.4.2.5	Clause 9.5 will not apply to the Shares I and the Shares II held by the Purchaser.

In furtherance of the Amendment Agreement, each of the Remaining Sellers agrees that (i) the Purchaser may transfer its Shares I and Shares II to or for the benefit of Goldman Sachs Credit Partners L.P. or a transferee in course of an enforcement pursuant to the exercise of a remedy following an event of default all in accordance with the Amended and Restated First Lien Credit and Guaranty Agreement dated May 16, 2007, (ii) it will waive any notice requirements set forth in the Company’s Articles of Association for the purpose of calling a General Assembly amend the Articles of Association as described above and (iii) it will vote its shares of the Company in favor of amending the Company’s Articles of Association as described above.

20.5	Upstream Guaranty; Asset Pledge

The Purchaser shall neither commit nor exercise any influence on the Company to have the Company (i) pledge any of their assets to, or (ii) provide a guaranty to, Goldman Sachs Credit Partners L.P. pursuant to the Amended and Restated First Lien Credit and Guaranty Agreement dated May 16, 2007, for any obligations of the Purchaser Group until none of the Remaining Shareholders own any Shares III. For the avoidance of doubt, the provisions of this Section 20.5 shall not apply to the shares of the Company held solely by the Purchaser or any member of the Purchaser Group on or after the Effective Date.

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20.6	Contractual Effect

This Agreement shall be between and among the Parties only and is no contract in favor of third parties (kein Vertrag zugunsten Dritter) and no contract with protection of third parties (kein Vertrag mit Schutzwirkung für Dritte) within the meaning of section 328 of the German Civil Code (BGB), unless expressly provided otherwise in this Agreement.

20.7	Amendments

Any amendments and supplements hereto must be in writing, unless notarization is prescribed by mandatory law. The same shall apply to any amendments, supplements and waivers of the requirement of written form pursuant to sentence 1 above.

20.8	Non-Disclosure

The Parties shall not disclose the existence and the contents of this Agreement to any third parties without having obtained the prior written consent of the other Parties, unless such a disclosure is required by law or as to a disclosure by the Purchaser to banks for re-financing purposes or to any of its parent corporations or by any public or judicial authority. Each Party shall be obliged not to refuse or delay its consent to such a disclosure unless for reasonable cause. However, a disclosure by a Party to its legal and other advisors and consultants who are subject to the duty of professional secrecy is permitted without having obtained the prior written consent of the respective other Parties. In addition, a disclosure by a Party required for the preparation of the Purchase Price Balance Sheet and under the proceedings regarding disputes arising from or out of this Agreement as well as any disputes relating to its validity at arbitral tribunals and in the ordinary courts of law is permitted as well without having obtained the prior written consent of the respective other Parties. The Sellers are aware of the disclosure obligations of the Purchaser’s Guarantor under the U.S. securities laws and regulations.

20.9	Announcements

Section 20.8 does not apply to a public announcement by either Party concerning the purchase of the Shares by the Purchaser and any necessary communication after the date hereof to a customer, client or supplier of the Company and/or the Subsidiaries provided, however, that such announcement/communication shall be made after prior consultation among the Parties and a copy of such intended announcement will be provided to the other Party in time and further provided that no reference shall be made to the terms and conditions agreed by the Parties in this Agreement.

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20.10	German Terms

Terms to which a German translation is edited in this Agreement shall be interpreted exclusively in the meaning assigned to such terms by the German translation.

20.11	Severability

Should any provision hereof entirely or partially be or become invalid or unenforceable, or should this Agreement contain any omission, this shall not affect the validity of the remaining provisions. In the place of any invalid or unenforceable provision, a valid or enforceable provision shall be deemed agreed, the content and purpose of which comes as close as possible to the invalid or unenforceable provision. In the event of any omission, a provision shall be deemed agreed upon, which the Parties would have agreed upon if the issue had been considered from the outset. This shall apply also if the invalidity of a provision is based on a definition of performance or time determined herein; in this event, such agreement shall be replaced by a definition of performance or time coming as close as legally possible to the original intent of the Parties.

20.12	Interpretation, Headings

Should any provision hereof require any interpretation or supplement, such interpretation or supplement shall be effected so as to comply with the spirit, contents and object of this Agreement in the best possible manner. In this context, a provision shall apply which the Parties would have agreed upon conclusion of this Agreement if they had considered the need for interpretation or supplementation from the outset. Headings in this Agreement are only used for the sake of convenience and shall not control and affect the meaning or interpretation of any provisions of this Agreement.

20.13	Schedules

All Schedules referenced herein and delivered by the Sellers to the Purchaser and the Purchaser to the Sellers concurrent with the Parties’ execution of this Agreement constitute an integral part of this Agreement.

20.14	Entire Agreement

This Agreement supersedes any prior agreement, arrangement and understanding between the Sellers and the Purchaser concerning the sale and purchase of the Shares. This shall not apply to the Confidentiality Agreement.

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PURCHASER

By:	/s/ Eike Bicker
Name:	Eike Bicker
Title:	Attorney-in-Fact

PURCHASER’S GUARANTOR

By:	/s/ Eike Bicker
Name:	Eike Bicker
Title:	Attorney-in-Fact

SELLERS

Seller 1		Seller 2

By:	/s/ Torsten Thiel	By:	/s/ Torsten Thiel
Name:	Torsten Thiel	Name:	Torsten Thiel
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

Seller 3

By:	/s/ Torsten Thiel
Name:	Torsten Thiel
Title:	Attorney-in-Fact

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